Exhibit 99.1

White Mountains Re Group, Ltd.

Consolidated Financial Statements

For the years ended

December 31, 2009, 2008, and 2007

White Mountains Re Group, Ltd.

Consolidated Financial Statements

For the years ended December 31, 2009, 2008, and 2007

Report of Independent Auditors

To the Board of Directors and Shareholders of

  White Mountains Re Group, Ltd.:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations present fairly, in all material respects, the financial position of White Mountains Re Group, Ltd. (the “Company”), at December 31, 2009 and December 31, 2008 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

April 15, 2010

White Mountains Re Group, Ltd.

Consolidated Balance Sheets

	December 31,
Millions, except per share amounts	2009	2008
Assets
Fixed maturity investments, at fair value (amortized cost $2,783.1 and $3,111.3)	$2,836.3	$3,072.4
Short-term investments, at amortized cost (which approximates fair value)	1,172.0	1,007.8
Common equity securities, at fair value (cost $235.9 and $261.7)	265.4	262.5
Convertible fixed maturity investments, at fair value (cost $52.9 and $67.9)	58.0	63.4
Other long term investments (cost $188.5 and $253.5)	197.3	220.6
Total investments	4,529.0	4,626.7
Cash	73.6	95.3
Reinsurance recoverable on unpaid losses	578.5	545.7
Reinsurance recoverable on paid losses	17.7	25.2
Reinsurance premiums receivable	208.0	220.4
Securities lending collateral	—	119.3
Funds held by ceding companies	253.7	296.4
Investment in unconsolidated affiliates	156.9	128.4
Deferred acquisition costs	85.8	97.9
Deferred tax asset	315.3	393.6
Ceded unearned premiums	60.6	44.3
Accrued investment income	35.6	39.2
Amount due from White Mountains Life Reinsurance (Bermuda) Ltd.	380.7	467.1
Other assets	181.0	347.4
Total assets	$6,876.4	$7,446.9

Liabilities
Loss and loss adjustment expense reserves	$2,777.9	$3,034.7
Unearned reinsurance premiums	446.7	475.3
Debt	430.2	430.0
Securities lending payable	—	127.1
Deferred tax liability	355.3	306.0
Funds held under reinsurance treaties	84.3	69.5
Ceded reinsurance payable	67.3	31.7
Variable annuity benefit guarantee	380.7	467.1
Other liabilities	215.1	288.1
Total liabilities	4,757.5	5,229.5
Shareholders’ equity and noncontrolling interests
Shareholders’ equity
Common shares at $1 par value per share - authorized 12,000 shares; issued and outstanding, 12,000 shares	0.1	0.1
Preference shares at $0.01 par value per share - 250,000 shares	—	—
Paid-in surplus	1,660.6	2,010.6
Retained earnings	385.5	211.2
Accumulated other comprehensive income (loss), after-tax:
Equity in unrealized gains (losses) from investments in unconsolidated affiliates	0.3	(0.8)
Net unrealized foreign currency translation gains (losses)	12.2	(60.8)
Other	(2.2)	(3.5)
Total shareholders’ equity	2,056.5	2,156.8
Noncontrolling interests
Noncontrolling interest - Prospector Offshore Fund, Ltd.	39.6	35.1
Noncontrolling interest - Tuckerman Capital II, LP	22.8	25.5
Total noncontrolling interests	62.4	60.6
Total equity	2,118.9	2,217.4
Total liabilities and equity	$6,876.4	$7,446.9

See notes to the consolidated financial statements including Note 15 for Commitments and Contingencies.

White Mountains Re Group, Ltd.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
Millions, except per share amounts	2009	2008	2007
Revenues
Gross premiums written	$1,635.3	$1,752.3	$1,952.0
Net premiums written	$1,445.5	$1,607.2	$1,752.4

Earned reinsurance premiums	$1,500.6	$1,682.3	$1,775.0
Net investment income	121.8	199.3	227.0
Net realized and unrealized investment gains (losses)	129.4	(353.2)	67.9
Other revenue	103.9	(8.2)	2.1
Total revenues	1,855.7	1,520.2	2,072.0
Expenses
Loss and loss adjustment expenses	903.0	1,271.7	1,166.8
Reinsurance acquisition expenses	298.3	340.1	443.5
Other underwriting expenses	97.6	100.4	118.3
General and administrative expenses	61.1	43.9	23.6
Accretion of fair value adjustment to loss and loss adjustment expense reserves	6.8	4.9	5.4
Interest expense on debt	26.1	26.2	23.2
Total expenses	1,392.9	1,787.2	1,780.8

Pre-tax income (loss)	462.8	(267.0)	291.2
Income tax (expense) benefit	(101.7)	263.5	(66.7)
Income (loss) before equity in earnings of unconsolidated affiliates and extraordinary item	361.1	(3.5)	224.5
Excess of fair value of acquired net assets over cost (See Note 2)	—	4.2	—
Equity (loss) in earnings of unconsolidated affiliates	20.1	(21.5)	—
Net income (loss)	381.2	(20.8)	224.5
Net (income) loss attributable to noncontrolling interests	(5.0)	5.7	(7.1)
Net income (loss) before dividends on preference shares	376.2	(15.1)	217.4
Dividends on preference shares	(18.8)	(18.8)	(11.3)
Net income (loss) attributable to common shareholders	$357.4	$(33.9)	$206.1

Change in net unrealized losses for investments held	—	—	(14.3)
Recognition of net unrealized gains for investments sold	—	—	33.4
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates	1.1	(0.8)	—
Change in foreign currency translation	73.0	(173.4)	61.8
Net change in interest rate swap	0.6	(0.2)	(2.3)
Change in equity in OneBeacon pension liability (See Note 11)	0.7	(1.0)	—
Comprehensive income (loss)	$432.8	$(209.3)	$284.7

See notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Consolidated Statements of Shareholders’ Equity

	Shareholders’ Equity
		Common/		Accum. other
	Total	preference		comprehensive
	shareholders’	shares and	Retained	income (loss),	Noncontrolling
Millions	equity	paid-in capital	earnings	after-tax	interests
Balances at January 1, 2007	$2,378.6	$1,744.6	$587.1	$46.9	$119.1
Cumulative effect adjustment- taxes (FIN-48)	2.7	—	2.7	—	—
Net income before dividends on preference shares	217.4	—	217.4	—	7.1
Net change in unrealized investment gains	19.1	—	—	19.1	—
Net change in foreign currency translation	61.8	—	—	61.8	—
Dividends declared on common shares	(466.0)	—	(466.0)	—	—
Dividends declared on preference shares	(11.3)	—	(11.3)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(51.8)
Issuance of preference shares, net of issuance cost	246.0	246.0	—	—	—
Capital contribution from parent	27.0	27.0	—	—	—
Net change in interest rate swap	(2.3)	—	—	(2.3)	—
Balances at December 31, 2007	2,473.0	2,017.6	329.9	125.5	74.4
Cumulative effect adjustment (FAS 159)	—	—	15.2	(15.2)	—
Net income before dividends on preference shares	(15.1)	—	(15.1)	—	(5.7)
Net change in unrealized investment losses from investments in unconsolidated affiliates	(0.8)	—	—	(0.8)	—
Net change in foreign currency translation	(173.4)	—	—	(173.4)	—
Dividends declared on common shares	(100.0)	—	(100.0)	—	—
Dividends declared on preference shares	(18.8)	—	(18.8)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(32.2)
Contributions from noncontrolling interests	—	—	—	—	24.1
Premium on purchase of OneBeacon shares	(6.9)	(6.9)	—	—	—
Net change in interest rate swap	(0.2)	—	—	(0.2)	—
Net change in OneBeacon pension liability (See Note 11)	(1.0)	—	—	(1.0)	—
Balances at December 31, 2008	2,156.8	2,010.7	211.2	(65.1)	60.6
Net income before dividends on preference shares	376.2	—	376.2	—	5.0
Net change in unrealized investment gains from investments in unconsolidated affiliates	1.1	—	—	1.1	—
Net change in foreign currency translation	73.0	—	—	73.0	—
Dividends declared on common shares	(183.1)	—	(183.1)	—	—
Dividends declared on preference shares	(18.8)	—	(18.8)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(3.6)
Return of capital to parent	(350.0)	(350.0)	—	—	—
Contributions from noncontrolling interests	—	—	—	—	0.4
Net change in interest rate swap	0.6	—	—	0.6	—
Net change in OneBeacon pension liability (See Note 11)	0.7	—	—	0.7	—
Balances at December 31, 2009	$2,056.5	$1,660.7	$385.5	$10.3	$62.4

See notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Consolidated Statements of Cash Flows

	Year Ended December 31,
Millions	2009	2008	2007
Cash flows from operations:
Net income (loss)	$381.2	$(20.8)	$224.5
Charges (credits) to reconcile net income (loss) to net cash provided from operations:
Net realized and unrealized investment losses (gains)	(129.4)	353.2	(67.9)
Realized gains on sale of consolidated subsidiaries	—	(12.3)	(10.0)
Excess of fair value of acquired net assets over cost (See Note 2)	—	(4.2)	—
Undistributed equity in earnings (losses) of unconsolidated affiliates, after-tax	(15.5)	21.5	—
Other operating items:
Net change in loss and LAE reserves	(344.3)	(40.9)	(416.8)
Net change in reinsurance recoverable on paid and unpaid losses	(9.9)	112.2	438.1
Net change in funds held by ceding companies	59.6	10.0	215.1
Net change in unearned premiums	(79.0)	(20.7)	(32.8)
Net change in reserves for structured contracts	—	(0.5)	(146.0)
Net change in deferred policy acquisition costs	18.9	28.6	11.3
Net change in current and deferred income taxes, net	94.8	(249.3)	43.3
Net change in other assets and liabilities, net	44.3	(26.4)	(24.5)
Net cash provided from operations	20.7	150.4	234.3
Cash flows from investing activities:
Net change in short-term investments	(129.2)	(242.7)	13.7
Sales of fixed maturities and convertible fixed maturity investments	1,391.7	2,174.7	3,883.2
Maturities, calls and paydowns of fixed maturity and convertible fixed maturity investments	706.5	697.7	434.3
Sales of common equity securities	86.1	380.7	320.8
Sales of consolidated subsidiaries and uncosolidated affiliates, net of cash sold	—	(0.3)	26.2
Purchases of common equity securities	(52.6)	(213.5)	(685.2)
Purchases of fixed maturities and convertible fixed maturity investments	(1,610.6)	(2,396.2)	(4,317.3)
Purchases of consolidated and unconsolidated affiliates, net of cash acquired	—	(396.8)	—
Net change in other long-term investments	32.2	(36.4)	(33.7)
Net change in unsettled investment purchases and sales	26.5	40.7	(104.2)
Other, net	(1.0)	(1.0)	0.2
Net cash provided from (used for) investing activities	449.6	6.9	(462.0)
Cash flows from financing activities:
Issuance of preference shares, net of issuance costs	—	—	246.0
Issuance of senior notes, net of issuance costs	—	—	394.4
Interest rate swap agreements associated with the senior notes	—	—	(2.4)
Cash dividends paid to common shareholders	(130.0)	(100.0)	(412.0)
Cash dividends paid on preference shares	(18.8)	(18.8)	(11.3)
Capital contributions from parent	—	—	23.0
Return of capital to parent	(350.0)	(6.9)	—
Net cash (used for) provided from financing activities	(498.8)	(125.7)	237.7
Effect to exchange rate changes on cash	6.8	(7.7)	5.3
Net (decrease) increase in cash during year	(21.7)	23.9	15.3
Cash balance at beginning of year	95.3	71.4	56.1
Cash balance at end of year	$73.6	$95.3	$71.4
Supplemental cash flow information:
Non-cash financing activities:
Dividend of certain investments or other assets to common shareholders	$(53.1)	$—	$(54.0)
Capital contributions from parent	$—	$—	$4.0

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 1.        Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of White Mountains Re Group, Ltd. (the “Company”) and its subsidiaries (collectively with the Company, “White Mountains Re”) and have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The Company is an exempted Bermuda limited liability company whose wholly-owned subsidiaries provide reinsurance on a worldwide basis. WMRe’s principal operating subsidiaries are Sirius International Insurance Corporation (“WMRe Sirius”) and White Mountains Reinsurance Company of America (“WMRe America”), formerly known as Folksamerica Reinsurance Company. The Company is a subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains” or the “Parent”). White Mountains shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange.

In September 2009, White Mountains Re substantially completed a reorganization of its reinsurance operations whereby the in-force business and infrastructure of White Mountains Re Bermuda Ltd. (“WMRe Bermuda”) was transferred to WMRe Sirius, which established a branch office in Bermuda to maintain the group’s presence in the Bermuda market.

WMRe Sirius is a reinsurance company that is domiciled in Sweden with branch offices in Stockholm; London, United Kingdom; Zurich, Switzerland; Singapore; Liege, Belgium; Copenhagen, Denmark; Hamburg, Germany; and Hamilton, Bermuda. WMRe Sirius primarily provides property, aviation and space, accident and health, credit, and contingency reinsurance and insurance throughout Europe, North America, Central and South America and Asia.

WMRe America is a reinsurance company domiciled in the state of New York and mainly underwrites property, accident and health, and casualty reinsurance primarily in the United States of America, Canada, Central and South America, and the Caribbean.

Stockbridge Insurance Company (“Stockbridge”) was a wholly-owned subsidiary of WMRe America until November 1, 2007. Stockbridge was a Minnesota domiciled run-off insurance company that was acquired in 2006 (See Note 2) by WMRe America. Commercial Casualty Insurance Company (“CCIC”) was a wholly-owned subsidiary of White Mountains Holding Company, Inc. (“WM Holdings”), the parent company of WMRe America through October 31, 2008. CCIC is a California domiciled insurance company that was acquired in 2004 and subsequently placed into voluntary run-off. During 2008, White Mountains Re sold its investment in CCIC as a part of the Berkshire Exchange (See Note 2).

White Mountains Re Solutions specializes in the acquisition and management of runoff insurance and reinsurance companies both in the United States and internationally. Formed in 2000, the White Mountains Re Solutions team is comprised of financial, actuarial and claims professionals experienced in the management and resolution of complex insurance liabilities as well as the structuring of transactions designed to enable owners to exit an insurance business and extract trapped capital.

White Mountains Re Underwriting Services, Ltd. (“WMRUS”) is a reinsurance advisory company specializing primarily in property and other short-tailed lines of reinsurance. WMRUS provided underwriting advice and reinsurance portfolio analysis services to WMRe America and WMRe Sirius through December 31, 2008. In exchange for these services, WMRUS received fee income on the business it referred. On June 30, 2008, WMRe Bermuda commenced underwriting most of the WMRUS referred business previously underwritten by WMRe Sirius and WMRe America. In 2009, as part of the reorganization, WMRe Bermuda’s in-force business was transferred to WMRe Sirius.

Scandinavian Reinsurance Company, Ltd. (“Scandinavian Re”) is a multi-line reinsurance company that was acquired in 2004 along with WMRe Sirius and has been in run-off since 2002.

Galileo Weather Risks Advisors Limited, Galileo Weather Risk Management Ltd., and Galileo Weather Risk Management Advisors LLC (collectively, “Galileo”) were White Mountains Re’s weather risk management businesses. During the second quarter of 2009, White Mountains Re sold Galileo to its management for nominal consideration (See Note 2). The outstanding weather derivative contracts were retained by White Mountains Re through two new subsidiaries:  Stratos Weather Risk Bermuda Ltd. and Stratos Weather Risks LLC (collectively,

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

“Stratos”).  Effective December 2009, White Mountains Re entered into an agreement to novate the remaining outstanding weather derivative contracts to an unrelated third party.

White Mountains Re purchased Tuckerman Capital II, LP fund (“Tuckerman Fund II”) from White Mountains effective June 30, 2008. Tuckerman Fund II is consolidated in White Mountains Re’s financial results for all periods subsequent to its purchase.

White Mountains Re has three investments in unconsolidated affiliates. White Mountains Re holds investments in OneBeacon Insurance Group, Ltd. (“OneBeacon”), a majority-owned subsidiary of White Mountains, which owned 75.4% of OneBeacon’s outstanding common shares. OneBeacon is publicly traded on the New York Stock Exchange under the symbol “OB.” White Mountains Re also holds investments in Lightyear Delos Acquisition Corporation (“Delos”) and warrants to purchase common shares of Symetra Financial Corporation (“Symetra”).

All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation.

Virtually all non-affiliated assumed reinsurance is obtained through reinsurance intermediaries. During the years ended December 31, 2009, 2008, and 2007, White Mountains Re received approximately 60%, 48% and 59% of its non-affiliated gross reinsurance written premiums from three major, third-party reinsurance intermediaries as follows:

	Year Ended December 31,
Gross written premium by intermediary	2009	2008	2007
AON Re/Benfield(1)	37%	30%	35%
Guy Carpenter	16	12	17
Willis Re	7	6	7
Total	60%	48%	59%

(1)  AON Re acquired Benfield during 2008

During the years ended December 31, 2009, 2008, and 2007, White Mountains Re received no more than 10% of its gross reinsurance premiums from any individual ceding company (excluding amounts assumed from subsidiaries of Esurance Insurance Company, a wholly-owned subsidiary of White Mountains (“Esurance”) — See Note 14).

The following table shows White Mountains Re’s net written premiums by geographic region for the years ended December 31, 2009, 2008, and 2007:

Geographic region	Year Ended December 31,
Millions	2009	2008	2007
United States	$1,082.4	$1,244.3	$1,353.4
Europe	265.5	303.3	306.8
Canada, the Caribbean and Latin America	40.3	5.4	21.1
Asia and Other	57.3	54.2	71.1
Total	$1,445.5	$1,607.2	$1,752.4

White Mountains Re conducts a significant portion of its business outside of the United States. As a result, a substantial portion of White Mountains Re’s assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign exchange currency risk.  Significant changes in foreign exchange rates may adversely affect White Mountains Re’s financial condition or results of operations. White Mountains Re’s

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

foreign assets and liabilities are valued using period-end exchange rates and its foreign revenues and expenses are valued using average exchange rates. Foreign currency exchange rate risk is the risk that White Mountains Re will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

Recently Adopted Changes in Accounting Principles

Accounting Standards Codification

On June 29, 2009, the FASB issued Statement of Financial Accounting Standards (“FAS”) 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“FAS 168”), which establishes the FASB Accounting Standards Codification (“Codification” or Accounting Standards Codification (“ASC”)) as the source of authoritative accounting principles to be applied in the preparation of financial statements in conformity with GAAP. FAS 168 (ASC 105-10) is effective for interim and annual periods ending after September 15, 2009. All existing non-SEC accounting and reporting standards were superseded by the Codification. White Mountains Re adopted the Codification for the period ending December 31, 2009. Adoption did not have any effect on White Mountains Re’s accounting policies or financial statement presentation. However, because the Codification changes the basis for reference to authoritative GAAP guidance, White Mountains Re’s footnote disclosures that reference such guidance reflect references to the codification. New accounting guidance is now issued by the FASB in the form of Accounting Standard Updates (“ASUs”). New guidance that became effective in 2009 prior to the adoption of Codification has been described below using the original FASB Statement reference with a parenthetical reference to the principal Codification section into which the Statement has been incorporated.

Alternative Investments

Effective December 31, 2009 White Mountains Re adopted ASU 2009-12, Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent). Alternative investments include ownership interests in hedge funds and private equity funds, which White Mountains Re includes in other long-term investments. Under the ASU, the fair value of an alternative investment may be estimated based on net asset value per share (“NAV”) as reported by the investee, subject to certain requirements. The investee must calculate its NAV in accordance with the measurement principles of ASC Topic 946 (“US GAAP for Investment Companies”), meaning that the investee’s underlying investments have been measured at fair value. In addition, in circumstances where the investor intends to sell the investment for an amount that differs from the NAV, NAV may not be used to estimate fair value. The ASU also expands required disclosures, including the amount of unfunded commitments, a description of the terms and conditions upon which the investor may redeem investments, the circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment subject to a lockup period) as well as an estimate of when the restriction will lapse and, in circumstances where the investment cannot be redeemed but the investor receives distributions through the liquidation of the underlying assets, an estimate of the period of time over which the underlying assets are expected to be liquidated. Adoption did not have a material effect on White Mountains Re’s financial position, results of operations or cash flows.

Measuring Liabilities at Fair Value

Effective December 31, 2009 White Mountains Re adopted ASU 2009-05, Measuring Liabilities at Fair Value (included in ASC 820-10). The ASU provides additional guidance for circumstances where a quoted price in an active market for an identical liability is not available. The ASU permits use of the quoted price for an identical liability when traded as an asset or quoted prices for similar liabilities when traded as an asset. The ASU also notes that valuation techniques consistent with the fair value principles of ASC 820-10 may be used, including a present value technique or market approach based on the amount that the reporting entity would pay to transfer the identical liability or would receive to enter into an identical liability at the measurement date.

White Mountains Re measures its reinsured variable annuity guarantee liabilities at fair value. There is no active market for these liabilities and, accordingly, White Mountains Re uses a valuation technique that incorporates actuarial and capital market assumptions related to the projected cash flows over the term of the contracts. Some of the assumptions are based on observable market data, such as those related to capital markets inputs, and some are based on inputs not readily observable, such as mortality, surrender and lapse rates. Where observable inputs are available, White Mountains Re uses the most current inputs available.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Adoption of ASU 2009-05 did not have a material effect on White Mountains Re’s financial position, results of operations, cash flows, or measurement of the fair value of its variable annuity guarantee liability.

Subsequent Events

On May 28, 2009, the FASB issued FAS No. 165, Subsequent Events (“FAS 165”). FAS 165 (included in ASC 855-10) defines the period after the balance sheet date during which a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which a reporting entity should recognize events or transaction occurring after the balance sheet date and the disclosures required for events or transactions that occurred after the balance sheet date. Subsequent events that provide additional evidence about conditions that existed at the balance sheet date are to be recognized in the financial statements. Subsequent events that are conditions that arose after the balance sheet date but prior to the issuance of the financial statements are not recognized in the financial statements, but should be disclosed if failure to do so would render the financial statements misleading. FAS 165 requires disclosure of the date through which subsequent events have been evaluated. For subsequent events not recognized, disclosures should include a description of the nature of the event and either an estimate of its financial effect or a statement that such an estimate cannot be made. White Mountains Re adopted FAS 165 effective June 30, 2009. Adoption did not affect the recognition or disclosure of subsequent events.

Other-Than-Temporary Impairments

On June 30, 2009, White Mountains Re adopted FASB Staff Position (“FSP”) FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in ASC 320-10), which amends the guidance for other-than temporary impairments for debt securities classified as held-to-maturity (“HTM”) or available-for-sale (“AFS”). FSP FAS 115-2 and FAS 124-2 requires that, when evaluating whether an impairment of a debt security is other than temporary, the reporting entity is to assess whether it has the intent the sell the security or if it is more likely than not that it will be required to sell the security before the recovery of its amortized cost basis. In addition, if the present value of cash flows expected to be collected is less than the amortized cost of the security, a credit loss is deemed to exist and the security is considered to be impaired. The portion of the impairment loss related to a credit loss is to be recognized in earnings. The portion of the impairment loss related to factors other than credit loss is recognized as an unrealized loss.

White Mountains Re has made the fair value election for its investments in debt securities and, accordingly, all changes in the fair value of its debt securities are recognized in earnings regardless of whether such changes in fair value represent a temporary or other than temporary decline in value. As a result, adoption of FSP FAS 115-2 and FAS 124-2 did not impact White Mountains Re’s method of accounting for its portfolio of investment securities.

Determining Fair Values in an Inactive Market and Distressed Transactions

On June 30, 2009, White Mountains Re adopted FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”). FSP 157-4 (included in ASC 820-10-65) outlines factors to be considered by a reporting entity in determining whether a market for an asset or liability is active.  In circumstances where the reporting entity concludes that there has been a significant decrease in the volume of market activity for an asset or liability as compared to normal market activity, transactions or quoted prices may not reflect fair value. In such circumstances, FSP 157-4 requires analysis of the transactions or quoted prices and, where appropriate, adjustment to market inputs to estimate fair value. In addition, FSP 157-4 requires interim disclosures to include a description of the inputs and valuation techniques used to estimate fair value and a discussion of changes during the period. Adoption of FSP 157-4 did not have a material effect on the White Mountains Re’s financial position or results of operations.

Business Combinations and Noncontrolling Interests

On January 1, 2009, White Mountains Re adopted FAS No. 141 (Revised 2007), Business Combinations — A Replacement of FASB Statement No. 141 (“FAS 141R”) (included in ASC 805-10) and FAS No. 160, Noncontrolling Interests-an amendment to ARB 51 (“FAS 160”) (included in ASC 810-10-65).

FAS 141R requires an acquiring company to recognize the fair value of all assets acquired and liabilities assumed at their fair values at the acquisition date, with certain exceptions. This represents a basic change in approach from the cost allocation method originally described in FAS 141, Business Combinations (“FAS 141”). In addition, FAS 141R changes the accounting for “step” acquisitions since it requires recognition of all assets acquired

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

and liabilities assumed, regardless of the acquirer’s percentage of ownership in the acquired company. This means that the acquirer will measure and recognize all of the assets, liabilities and goodwill, not just the acquirer’s share. Changes subsequent to the acquisition date in the amount of deferred tax valuation allowances and income tax uncertainties arising from a business combination are generally recognized in income.  Prior to adoption such changes were recognized through goodwill. FAS 141R applies prospectively to business combinations effective January 1, 2009. There was no effect on White Mountains Re’s financial position, results of operations or cash flows upon adoption.

FAS 160 requires all companies to account for noncontrolling interests (formerly referred to as “minority interests”)  in subsidiaries as equity, clearly identified and presented separately from White Mountains Re’s equity. Once a controlling interest has been acquired, any subsequent acquisitions or dispositions of noncontrolling interests that do not result in a change of control are accounted for as equity transactions. Assets and liabilities acquired are measured at fair value only once, at the original acquisition date, (i.e., the date at which the acquirer gained control). The recognition and measurement requirements of FAS 160 are applicable prospectively upon adoption; the presentation and disclosure requirements must be retrospectively applied. Accordingly, upon adoption of FAS 160, White Mountains Re changed the presentation of its financial statements for prior periods to conform to the required presentation, as follows:  noncontrolling interests are now presented on the balance sheets within equity, separate from White Mountains Re’s common shareholders’ equity; the portion of net income, extraordinary items and comprehensive income attributable to White Mountains Re’s common shareholders and the noncontrolling interests are presented separately on the consolidated statements of operations and comprehensive income; and the consolidated statements of shareholders’ equity includes a reconciliation of the noncontrolling interests at the beginning and end of each reporting period.

Fair Value Measurements

On January 1, 2008, White Mountains Re adopted FAS No. 157, Fair Value Measurements (“FAS 157”) (included in ASC 820-10). FAS 157 provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. The Statement establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy prioritizes fair value measurements into three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by prices determined based on observable inputs including prices for similar but not identical assets or liabilities (“Level 2”) and followed by prices based on assumptions that include significant unobservable inputs, having the lowest priority (“Level 3”).

White Mountains Re carries certain financial instruments at fair value with changes therein recognized in earnings. Assets and liabilities carried at fair value include substantially all of the investment portfolio and reinsurance assumed liabilities associated with variable annuity benefit guarantees. Valuation of assets and liabilities measured at fair value require management to make estimates and apply judgment to matters that may carry a significant degree of uncertainty. In determining its estimates of fair value, White Mountains Re uses a variety of valuation approaches and inputs. Whenever possible, White Mountains Re estimates fair value using valuation methods that maximize the use of observable prices and other inputs. Where appropriate, assets and liabilities measured at fair value have been adjusted for the effect of counterparty credit risk.

White Mountains Re’s invested assets measured at fair value include fixed maturity securities, common and preferred equity securities, convertible fixed maturity securities and interests in limited partnerships and limited liability corporations. White Mountains Re’s limited partnership investments are comprised of hedge funds and private equity funds.

Where available, the estimated fair value of investments is based upon quoted prices in active markets. In circumstances where quoted prices are unavailable, White Mountains Re uses fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables, and other relevant inputs. Where observable inputs are not available, the estimated fair value is based upon internal pricing models using assumptions that include inputs that may not be observable in the marketplace but which reflect management’s best

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judgment given the circumstances and consistent with what other market participants would use when pricing such instruments.

White Mountains Re’s process to validate the market prices obtained from outside pricing sources include, but are not limited to, periodic evaluation of model pricing methodologies and monthly analytical reviews of certain prices. White Mountains Re also periodically performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

Fair Value Option

On January 1, 2008, White Mountains Re adopted FAS 159 The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”), (included in ASC 825-10), which allows companies to make an election on an individual instrument basis to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities at the time of adoption. White Mountains Re made the fair value election for its portfolio of available for sale (“AFS”) securities which were reclassified to trading upon adoption, its investments in convertible fixed maturity investments, its investments in investment partnerships and for its assumed variable annuity Guaranteed Minimum Death Benefits (“GMDB”) liabilities. Changes in the fair value of financial assets and liabilities for which the fair value election has been made are reported pre-tax in revenues.

Upon adoption, White Mountains Re recorded an adjustment to increase opening retained earnings and decrease accumulated other comprehensive income by $15.2 million to reclassify net unrealized gains and net unrealized foreign currency translation gains related to AFS securities and investments in limited partnerships and limited liability corporations.

White Mountains Re believes that making the election for its portfolio of investment securities and investments in hedge funds and private equity funds will result in reporting its investment results on a basis consistent with one of its operating principles, namely to manage investments for total return.

Federal, State, and Foreign Income Taxes

On January 1, 2007 White Mountains Re adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) (included in ASC 740-10). FIN 48 prescribes when the impact of a given tax position should be recognized and how it should be measured. Under the new guidance, recognition is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, White Mountains Re must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

In connection with the adoption of FIN 48, White Mountains Re recognized a $2.7 million decrease in the liability for unrecognized tax benefits, primarily as a result of reductions in its estimates of accrued interest. The effect of adoption has been recorded as an adjustment to opening retained earnings.

Significant Accounting Policies

Investment Securities

At December 31, 2009 White Mountains Re’s invested assets comprise securities and other investments held for general investment purposes. White Mountains Re’s portfolio of fixed maturity investments and common equity securities held for general investment purposes were classified as AFS for the year ended December 31, 2007. Effective January 1, 2008, upon adoption of FAS 159, the portfolio of fixed maturity investments and common equity securities held for general investment purposes were reclassified as trading. See Recently Adopted Changes in Accounting Principles section of Note 1 for further discussion. AFS and trading securities are reported at fair value as of the balance sheet date.  Net unrealized investment gains and losses on AFS securities were reported net, after-tax, as a separate component of shareholder’s equity with changes therein, net of the effect of adjustments for noncontrolling interest and taxes, reported as a component of other comprehensive income. Changes in unrealized

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gains and losses on trading securities are reported, pre-tax, in revenues. Realized investment gains and losses on AFS and trading securities are accounted for using the first-in first-out method and are reported pre-tax in revenues. Premiums and discounts on all fixed maturity investments are accreted to income over the anticipated life of the investment.

White Mountains Re’s invested assets measured at fair value include fixed maturity securities, common and preferred equity securities, convertible fixed maturity securities and interests in limited partnerships and limited liability corporations. In determining its estimates of fair value, White Mountains Re uses a variety of valuation approaches and inputs. Whenever possible, White Mountains Re estimates fair value using valuation methods that maximize the use of quoted prices and other observable inputs.

As of December 31, 2009, approximately 93% of the investment portfolio recorded at fair value was priced based upon quoted market prices or other observable inputs. Investments valued using Level 1 inputs include fixed maturities, primarily investments in U.S. Treasuries, common equities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs comprise fixed maturities including corporate debt, state and other governmental debt, convertible fixed maturity securities and mortgage and  asset-backed securities. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Level 3 fair value estimates based upon unobservable inputs include White Mountains Re’s investments in hedge funds and private equity funds, as well as investments in debt securities, including certain asset-backed securities, where quoted market prices are unavailable. White Mountains Re uses brokers and outside pricing services to assist in determining fair values. For investments in active markets, White Mountains Re uses the quoted market prices provided by the outside pricing service to determine fair value. The outside pricing services used by White Mountains Re have indicated that they will only provide prices where observable inputs are available. White Mountains Re’s process to validate the market prices obtained from the outside pricing sources includes, but is not limited to, periodic evaluation of model pricing methodologies and monthly analytical reviews of certain prices. White Mountains Re also periodically performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

White Mountains Re’s investments in debt securities, including asset-backed securities, are generally valued using matrix and other pricing models. Key inputs include benchmark yields, benchmark securities, reported trades, issuer spreads, bids, offers, credit ratings and prepayment speeds.  Income on mortgage-backed and asset-backed securities is recognized using an effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline, the financial health of and specific prospects for the issuer and the ability and intent to hold the investment to recovery. Investment losses that are other than temporary are recognized in earnings.

Short-term investments consist of money market funds, certificates of deposit and other securities which, at the time of purchase, mature or become available for use within one year.  Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2009 and December 31, 2008.

Investments in limited partnerships and limited liability corporations

White Mountains Re’s limited partnership and limited liability corporation investments are comprised of hedge fund and private equity funds. Prior to January 1, 2008, changes in White Mountains Re’s interest in limited partnerships and limited liability corporations accounted for using the equity method were included in net realized investment gains and losses and changes in White Mountains Re’s interest in limited partnerships and limited liability corporations not accounted for under the equity method were reported, after-tax, as a component of shareholders’ equity, with changes therein reported as a component of other comprehensive income. Effective January 1, 2008, in connection with its adoption of FAS 159 (See Recently Adopted Changes in Accounting Principles section of Note 1 for further discussion), White Mountains Re made the fair value election for most of its limited partnership and limited liability corporation investments in hedge funds and private equity interests. For the

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limited partnership and limited liability corporation investments for which White Mountains Re has made the fair value election, changes in fair value are reported in revenues on a pre-tax basis. For those investment limited partnerships and limited liability corporations for which White Mountains Re has not made the fair value election, White Mountains Re continues to account for its interests under the equity method.

Securities lending

During 2009, White Mountains Re exited its securities lending program.  White Mountains Re had participated in securities lending as a mechanism for generating additional investment income. Under the security lending arrangements, certain securities that White Mountains Re owned were loaned to other institutions for short periods of time through a lending agent. White Mountains Re maintained control over the securities it lent, retained the earnings and cash flows associated with the loaned securities and received a fee from the borrower for the temporary use of the asset. The security lending counterparty was required to provide collateral for the loaned securities, which was then invested by the lending agent. The collateral was required at a rate of 102% of the fair value of the loaned securities.  For White Mountains Re’s program, the collateral was fully controlled by the lending agent and could not be sold or re-pledged.  The fair value of the securities lending collateral was recorded as both an asset and a liability, however, other than in the event of a default by the borrower, the collateral was not available to White Mountains Re and would have been remitted to the borrower by the lending agent upon return of the loaned securities. Because of these restrictions, White Mountains Re considered the securities lending activities to be non-cash transactions.

As of December 31, 2009, all loaned securities under the White Mountains Re program had been returned to White Mountains Re and all collateral held by White Mountains Re had been returned to borrowers.

Warrants

White Mountains Re holds warrants to acquire common shares of Symetra. White Mountains Re also holds warrants that it has received in the restructuring (e.g., securities received from bankruptcy proceedings) of certain of its common equity and/or fixed maturity investments. White Mountains Re accounts for its investments in warrants as derivatives. The warrants are recorded in investments in unconsolidated affiliates at fair value with changes therein recorded in realized gains or losses in the period in which they occur.

White Mountains Re uses a Black Scholes valuation model to determine the fair value of the Symetra warrants. The major assumptions used in valuing the Symetra warrants at December 31, 2009 were a risk-free rate of 2.5%, volatility of 25%, an expected life of 4.6 years and a share price of $13.00 per share.

White Mountains Re has classified its investment in Symetra warrants as a Level 3 measurement since significant unobservable inputs are used in its fair value estimate.

Interest rate lock

In anticipation of the issuance of the WMRe Senior Notes (See Note 6), the Company entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the WMRe Senior Notes. The agreement was terminated on March 15, 2007 and the resulting loss of $2.4 million was recorded in accumulated other comprehensive income. The loss is being reclassified from accumulated other comprehensive income to interest expense over the life of the WMRe Senior Notes using the interest method.

Derivatives—Variable annuity reinsurance

White Mountains Re has entered into agreements to reinsure death and living benefit guarantees associated with certain variable annuities in Japan. The accounting for benefit guarantees differs depending on whether or not the guarantee is classified as a derivative or an insurance liability.

Guaranteed minimum accumulation benefits (“GMABs”) are paid to an annuitant for any shortfall between accumulated account value at the end of the accumulation period and the annuitant’s total deposit, less any withdrawal payments made to the annuitant during the accumulation period. GMABs meet the definition of a derivative for accounting purposes. Therefore, GMABs are carried at fair value, with changes thereon recognized in income in the period of the change. The liability for the reinsured GMAB contracts has been determined using internal valuation models that use assumptions for interest rates, equity markets, foreign exchange rates and market volatilities at the valuation date, as well as annuitant-related actuarial assumptions, including surrender and mortality rates.

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If an annuitant dies during the accumulation period of an annuity contract, guaranteed minimum death benefits (“GMDBs”) are paid to the annuitant’s beneficiary for shortfalls between accumulated account value at the time of an annuitant’s death and the annuitant’s total deposit, less any living benefit payments or withdrawal payments previously made to the annuitant. For the year ended December 31, 2007, GMDBs were accounted for as life insurance liabilities. The life insurance liability for the reinsured GMDB contracts is calculated based on investment returns, mortality, surrender rates and other assumptions and is recognized over the contract period. Effective January 1, 2008, upon adoption of FAS 159, White Mountains Re elected to measure its GMDB liabilities at fair value.

The valuation of these liabilities involves significant judgment and is subject to change based upon changes in capital market assumptions and emerging surrender and mortality experience of the underlying contracts in force.

Concurrent with the agreements to reinsure death and living benefit guarantees associated with certain variable annuities in Japan, White Mountains Re entered into an agreement with White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a subsidiary of White Mountains, whereby 100% of the liability of White Mountains Re is retroceded to WM Life Re. As of December 31, 2009, annuity contracts mature within 6 years on average (with a maximum of six and a half years and a minimum of five and a half years remaining).

Under the terms of its reinsurance contracts, White Mountains Re is required to maintain or cause an affiliate to maintain eligible assets (generally cash, short-term investments and derivative contracts such as options and futures) equal to the fair value of the liability, as defined in the reinsurance contracts, for the benefit of the cedent. WM Life Re funded these eligible assets in 2009 and 2008.  Increases in the fair value of the liability in excess of the increase in value of the hedge assets, such as occurs in the case of decreases in surrender assumptions or underperformance of the hedging portfolio, must therefore be funded by White Mountains Re or an affiliate on a current basis while the actual amounts that must be paid to settle the contracts may not be known and generally will not become payable for a number of years.

White Mountains Re had amounts due from WM Life Re in the amount of $380.7 million and $467.1 million at December 31, 2009 and 2008, respectively. White Mountains Re also has amounts due to the Japanese ceding company in regards to the variable annuities of $380.7 million and $467.1 million at December 31, 2009 and 2008, respectively. For the years ended December 31, 2009 and 2008, White Mountains Re recorded fee income of $0.4 million from WM Life Re.

Cash

Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of White Mountains Re’s consolidated subsidiaries.

Premium Revenue

White Mountains Re accounts for the reinsurance contracts that it writes in accordance with the provisions of FAS No. 60, Accounting and Reporting by Insurance Enterprises (“FAS 60”) (included in ASC 944). Premiums written, which include the effect of premium adjustments on contracts that require deposits, experience-rated contracts, as well as reinstatement premiums, are recognized as revenues ratably over the terms of the related reinsurance treaties or policies in force. Unearned premiums are established to cover the unexpired portion of premiums written and are computed by pro rata methods on the basis of statistical data or reports received from ceding companies. Premiums written and changes in unearned premiums are presented after deductions for reinsurance ceded to other insurance companies.

Deferred Policy Acquisition Costs

Deferred policy acquisition costs represent commission and brokerage expenses, which are directly attributable to and vary with the production of business. These costs are deferred and amortized over the applicable premium recognition period, generally one year. Deferred policy acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expense and unamortized acquisition costs exceeds related unearned premiums and investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to

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eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency. White Mountains Re did not recognize a premium deficiency at December 31, 2009.

Loss and Loss Adjustment Expense Reserve

Losses and loss adjustment expense reserves (“LAE”) are charged against income as incurred. Unpaid insurance losses and LAE are based on estimates (generally determined by claims adjusters, legal counsel and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance losses and LAE are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and LAE reserves represent management’s best estimate of ultimate losses and LAE, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any adjustments resulting there from are reflected in current operations. The process of estimating loss and LAE involves a considerable degree of judgment by management and the ultimate amount of expense to be incurred could be considerably greater than or less than the amounts currently reflected in the financial statements.

In connection with purchase accounting for WMRe Sirius, White Mountains Re was required to adjust to fair value the loss and LAE reserves on WMRe Sirius’ acquired balance sheet by $58.1 million. This fair value adjustment is being accreted through an income statement charge ratably with and over the period the claims are settled (See Note 3).

Contingent Commissions

Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for such arrangements are recorded as contingent commissions. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Reinsurance

In the normal course of business, White Mountains Re seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers. White Mountains Re is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis. Amounts related to reinsurance contracts that meet “risk transfer” are recorded in accordance with FAS No. 113 Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts (included in ASC 944). Reinsurance contracts do not relieve White Mountains Re of its obligation to its ceding companies.

Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Funds held under reinsurance treaties represent contractual payments due to the reinsurer that White Mountains Re has retained to secure obligations of the reinsurer. Such amounts are recorded as liabilities in the consolidated financial statements.

Reserves for Structured Contracts

The reserves for structured contracts represent deposit liabilities for reinsurance contracts that do not satisfy the conditions for reinsurance accounting established in FAS 113 (included in ASC 944). These contracts were written primarily by Scandinavian Re prior to its being placed into run-off in 2002. For reinsurance contracts that transfer only significant timing risk or that transfer neither significant timing risk nor significant underwriting risk, the amount of the deposit asset or liability is adjusted at the balance sheet date by calculating the effective yield on the deposit to reflect actual payments to date and expected future payments. Changes in carrying amount of the deposit are reported as a component of net investment income. Fees related to these contracts are recorded as investment income and are earned using the effective yield method or evenly over the life of the contract depending upon contract terms.

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Federal, State, and Foreign Income Taxes

White Mountains Re is domiciled in Bermuda but has subsidiaries domiciled in several countries, and is therefore subject to tax primarily in the United States, Sweden, Luxembourg, and Bermuda. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.

Foreign Currency Exchange

The U.S. dollar is the functional currency for all of White Mountains Re’s businesses except for the foreign reinsurance operations of WMRe America’s Canadian branch (“Canadian Branch”) and WMRe Sirius. The national currencies of the subsidiaries and the Canadian Branch are their functional currencies since their business is primarily transacted in such local currency. White Mountains Re also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation are generally reported in shareholders’ equity, in accumulated other comprehensive income or loss, net of tax.  Net foreign exchange arising from foreign exchange translation was a gain of $12.2 million and a (loss) of $(60.8) million at December 31, 2009 and 2008, respectively, which is included in other revenue.

Assets and liabilities that are denominated in foreign currencies are translated into the functional currency using current exchange rates; revenues and expenses that are denominated in foreign currencies are translated into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income in the period in which they arise. During 2009, 2008, and 2007, White Mountains Re recorded exchange gains (losses) of $66.9 million, $(58.6) million, and $(12.5) million, respectively.

The following rates of exchange for the U.S. dollar have been used for the most significant operations:

	Opening Rate	Closing Rate	Opening Rate	Closing Rate
Currency	2009	2009	2008	2008
Swedish Krona	7.7831	7.1280	6.4304	7.7831
Canadian Dollar	1.2202	1.0485	0.9792	1.2202

Noncontrolling Interests

Noncontrolling interests consist of the ownership interests of noncontrolling parties in consolidated subsidiaries and are presented separately as a component of equity on the balance sheet. The portion of comprehensive income attributable to noncontrolling interests is presented net of related income taxes in the statement of operations and comprehensive income.

Preference Shares

On May 24, 2007, the Company issued 250,000 non-cumulative perpetual preference shares with a $1,000 per share liquidation preference (“the WMRe Preference Shares”). Proceeds of $245.7 million, net of $4.3 million of issuance costs and commissions, were received from the issuance. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the WMRe Preference Shares receive dividends on a non-cumulative basis when and if declared by the Company. The holders of the WMRe Preference Shares have the right to elect two directors to the Company’s board in the event of non-payment of dividends for six quarterly dividend periods. The right ceases upon the payment of dividends for four quarterly periods or the redemption of the WMRe Preference Shares. In addition, the Company may not declare or pay dividends on its common shares (other than stock dividends and dividends paid for purposes of any employee benefit plans of the Company and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate is fixed at an annual rate of 7.506% until June 30, 2017. After June 30, 2017, the dividend rate will be

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paid at a floating annual rate, equal to the greater of 3 month LIBOR plus 3.20% or 7.506%. The WMRe Preference Shares are redeemable solely at the discretion of the Company on or after June 30, 2017 at their liquidation preference of $1,000 per share, plus any declared but unpaid dividends. Prior to June 30, 2017, the Company may elect to redeem the WMRe Preference Shares at an amount equal to the greater of 1) the aggregate liquidation preference of the shares to be redeemed and 2) the sum of the present values of the aggregate liquidation preference of the shares to be redeemed and the remaining scheduled dividend payments on the shares to be redeemed (excluding June 30, 2017), discounted to the redemption date on a semi-annual basis at a rate equal to the rate on a comparable treasury issue, plus 45 basis points. In the event of liquidation of the Company, the holders of the WMRe Preference Shares would have preference over the common shareholders and would receive a distribution equal to the liquidation preference per share, subject to availability of funds. The WMRe Preference Shares and dividends thereon are included in noncontrolling interest on the balance sheet and as noncontrolling interest expense on the statement of operations and comprehensive income (loss). For the year ended December 31, 2009 and 2008, the Company distributed $18.8 million and $18.8 million, respectively, of dividends in regards to the WMRe Preference Shares.

Variable Interest Entities

Variable interest entities (“VIEs”) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an entity has a variable interest, or a combination of variable interests, that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. The entity with a controlling financial interest is the primary beneficiary and consolidates the VIE.

White Mountains Re consolidates VIEs for which it is the primary beneficiary. White Mountains Re determines whether or not it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes a review of, among other factors, its capital structure, contractual terms, which interest creates or absorbs variability, related party relationships and the design of the VIE. Where qualitative analysis is not conclusive, White Mountains Re performs a quantitative analysis to calculate whether White Mountains Re’s financial interest in the VIE is large enough to absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected returns, or both.

Recent Accounting Pronouncements

Transfers of Financial Assets and Amendments to FIN 46R

On June 12, 2009, the FASB issued FAS 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (“FAS 166”) (included in ASC 860) and FAS 167, Amendments to FIN46(R) (“FAS 167”) (included in ASC 810).  FAS 166 eliminates the concept of a qualifying special-purpose entity (“QSPE”) and, accordingly, any existing QSPE must be evaluated for consolidation upon adoption of FAS 166.  Under FAS 166, the appropriateness of de-recognition is evaluated based on whether or not the transferor has surrendered control of the transferred assets. The evaluation must consider any continuing involvement by the transferor. FAS 167 amends FIN 46R (included in ASC 810-10) to clarify the application of consolidation accounting for entities for which the controlling financial interest might not be solely indentified through voting rights.  The guidance under FAS 167 requires a reporting entity to perform an analysis to determine if its variable interests give it a controlling financial interest (also referred to as the “primary beneficiary”) in a variable interest entity (“VIE”), defined as the entity having both of the following:  (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. In addition, a reporting entity must assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining if it has the power to direct the activities of the VIE that most significantly affect the entity’s economic performance. FAS 167 also amends FIN 46R to require ongoing reassessments of whether a reporting entity is the primary beneficiary of a VIE. The concept of a reconsideration event has been retained, but the list of reconsideration events has been changed. The list includes a change in facts and circumstances where the holders of an equity investment at risk as a group lose the power to direct the activities of the entity that most significantly affect the entity’s economic performance and  a troubled debt-restructuring, which was excluded as a reconsideration event under FIN 46R,  is now defined as a reconsideration event. Both statements expand required disclosures and are effective as of the beginning of the first annual reporting period that

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begins after November 15, 2009. White Mountains Re is in the process of evaluating FAS 166 and FAS 167 and the potential effect of adoption.

NOTE 2.        Significant Transactions

White Mountains Re has completed the following transactions:

•                  During the second quarter of 2009, White Mountains Re sold Galileo for nominal consideration and has ceased writing new weather derivative contracts. The outstanding weather derivative contracts were retained by White Mountains Re through Stratos. Effective December 2009, White Mountains Re entered into an agreement to novate the remaining outstanding weather derivative contracts to an unrelated third party.

•                  At June 30, 2008, White Mountains Re purchased White Mountains’ investment in Tuckerman Fund II (See Note 12).

•                  On August 15, 2008, White Mountains Re purchased 5,524,862 shares of OneBeacon, a majority-owned subsidiary of White Mountains, for $100.0 million in cash. White Mountains Re recorded its investment in OneBeacon at its book value of $93.1 million, resulting in a $6.9 million return of capital to White Mountains (See Note 11).

•                  During the first quarter of 2008, White Mountains entered into an exchange agreement with Berkshire Hathaway Inc. (“Berkshire”) to transfer certain run-off businesses and a substantial amount of cash to Berkshire in exchange for substantially all of the common shares of White Mountains owned by Berkshire (the “Berkshire Exchange”). On October 31, 2008, White Mountains Re sold its investment in CCIC to White Mountains for a $53.0 million promissory note.

•                  On January 7, 2008, White Mountains Re acquired Helicon Re Holdings, Ltd. for approximately $150.2 million, which resulted in the recognition of an extraordinary gain of $4.2 million. Helicon Re Holdings, Ltd. is the parent of Helicon Reinsurance Company, Ltd. (“Helicon”), which in 2006 and 2007 provided quota share retrocessional coverage to White Mountains Re.  In December 2008, Helicon was merged into WMRe Bermuda, and Helicon Re Holdings, Ltd. and Helicon were dissolved.

•                  On August 3, 2006, White Mountains Re sold its wholly-owned subsidiary, Sirius America Insurance Company (“Sirius America”), to an investor group led by Lightyear Capital for $138.8 million in cash, which was $16.9 million above the book value of Sirius America at the time of the sale. As part of the transaction, White Mountains acquired an equity interest of approximately 18% in the acquiring entity (Lightyear Delos Acquisition Company or “Delos”) and accounts for its remaining interest in Sirius America on the equity method. White Mountains Re recognized a gain of $14.0 million ($9.1 million after-tax) on the sale through other revenues in 2006 and White Mountains has deferred $2.9 million ($1.9 million after-tax) of the gain related to its remaining equity interest in Sirius America. In 2008, White Mountains Re re-acquired the 18% ownership interest in Delos (See Note 11).

•                  On December 22, 2006, White Mountains Re acquired Mutual Service Casualty Insurance Company (“Mutual Service”), a Minnesota-domiciled, run-off insurer for $33.6 million in cash. Mutual Service was renamed Stockbridge as part of a sponsored demutualization and conversion to a stock company which was formerly affiliated with Illinois-based Country Insurance & Financial Services (“Country”). As part of the transaction, Country provided Stockbridge with approximately $25.5 million of reinsurance protection in excess of Stockbridge’s carried reserves as of September 30, 2006. White Mountains Re did not acquire any infrastructure or employees and managed Stockbridge’s run-off administration through the use of a third-party administrator under White Mountains Re’s direction. On October 1, 2007, substantially all of the assets and liabilities of Stockbridge were transferred to WMRe America through a Transfer and Assumption Agreement. During the fourth quarter of 2007,

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

White Mountains Re sold its 100% ownership interest in Stockbridge to a third party for approximately $26.2 million.

NOTE 3.        Reserves for Unpaid Losses and Loss Adjustment Expenses

White Mountains Re establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for insured and reinsured events that have already occurred. White Mountains Re also obtains reinsurance whereby another reinsurer contractually agrees to indemnify White Mountains Re for all or a portion of the insurance and reinsurance risks underwritten by White Mountains Re. White Mountains Re establishes estimates of amounts recoverable from reinsurance in a manner consistent with the loss and LAE liability associated with insurance and reinsurance contracts offered to its customers (the “ceding companies” when referring to reinsurance), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by reinsurance recoverable on unpaid losses.

Loss and LAE reserve estimates reflect the judgment of both the ceding companies and White Mountains Re, based on the experience and knowledge of their respective claims and actuarial personnel, regarding the nature and value of the claims. The ceding companies may periodically adjust the amount of the case reserves as additional information becomes known or partial payments are made. Upon notification of a loss from a ceding company, White Mountains Re establishes case reserves, including LAE reserves, based upon White Mountains Re’s share of the amount of reserves established by the ceding company and White Mountains Re’s independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, White Mountains Re establishes reserves in excess of its share of the reserves reported by the ceding company.

The estimation of net reinsurance loss and LAE reserves is subject to the same factors as the estimation of insurance loss and LAE reserves. In addition to those factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the claim-tail for reinsurers is further extended because claims are first reported through one or more intermediary insurers or reinsurers.

White Mountains Re establishes loss reserves based primarily on the analysis of its actuaries. For current accident year business, the reserve estimate is usually based on an expected loss ratio method. The parameters underlying this method are developed during the underwriting and pricing process. Loss ratio expectations are derived for each contract and these are aggregated by class of business and type of contract. These loss ratios are then applied to the actual earned premiums by class and type of business to estimate ultimate losses. Paid losses are deducted to determine loss and LAE reserves.

For prior accident years, White Mountains Re gradually replaces this expected loss ratio approach with estimates based on historical loss reporting patterns. For both current and prior accident years, estimates also change when new information becomes available, such as changing loss emergence patterns, or as a result of claim and underwriting audits.

Once an actuarial point estimate is established by White Mountains Re, its actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated using similar methods to the point estimate calculation, but with different expected loss ratio and loss reporting pattern assumptions. For the low estimate, more optimistic loss ratios and faster reporting patterns are assumed, while the high estimate uses more conservative loss ratios and slower reporting patterns. These variable assumptions are derived from historical variations in loss ratios and reporting patterns by class and type of business.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes the loss and LAE reserve activity of White Mountains Re for 2009, 2008, and 2007, is summarized as follows:

	Year ended December 31,
Millions	2009	2008	2007
Gross beginning balance	$3,034.7	$3,470.7	$3,832.3
Less: reinsurance recoverable on unpaid losses at January 1	(545.7)	(806.4)	(1,142.5)
Net loss and LAE reserve balance at January 1	2,489.0	2,664.3	2,689.8

Incurred net losses related to:
Current year losses	937.0	1,187.5	1,105.6
Prior years losses	(34.0)	84.2	70.3
Total net incurred losses and LAE	903.0	1,271.7	1,175.9

Loss and LAE reserves acquired - Helicon	—	13.7	—
Loss and LAE reserves sold - CCIC	—	(109.6)	—
Net change in loss reserves - Sierra Insurance Group(1)	—	—	(9.1)
Accretion of fair value adjustment to loss and LAE reserves	6.8	4.9	5.4
Foreign currency translation adjustment to loss and LAE reserves	23.5	(21.1)	39.8

Net paid losses related to:
Current year losses	423.3	477.6	450.7
Prior years losses	799.6	857.3	786.8
Total loss and LAE paid	1,222.9	1,334.9	1,237.5

Net balance at December 31,	2,199.4	2,489.0	2,664.3
Plus: reinsurance recoverable on unpaid losses at December 31,	578.5	545.7	806.4
Gross ending balance	$2,777.9	$3,034.7	$3,470.7

(1)  During 2007, White Mountains Re recorded $9.1 of favorable development on its workers compensation reserves relating to its Sierra Insurance Group acquisition. This loss and LAE development was offset in incurred losses and LAE dollar-for-dollar by a change in the principal amount of the adjustable note that White Mountains Re issued as part of the financing of that acquisition (See Note 6).

Loss and LAE development — 2009

During the year ended December 31, 2009, White Mountains Re experienced $34.0 million of net favorable loss reserve development.

This net favorable loss reserve development is due mainly to a $20.0 million cession under a retrocessional contract related to the 2001 accident year and favorable commutation activity on certain old casualty treaties, partially offset by $17.7 million of additional losses related to A&E exposures. In 2009, White Mountains Re ceded $20.0 million of losses under a retrocessional reinsurance contract related to the 2001 accident year. These retroceded losses were substantially offset in the combined ratio and pre-tax income by $10.0 million of retroceded premiums as well as $7.2 million of interest charges on funds held under the contract. In addition, there was $3.6 million of net favorable loss reserve development arising from the Esurance quota share arrangement.

Loss and LAE development — 2008

During the year ended December 31, 2008, White Mountains Re experienced $84.2 million of net adverse loss reserve development.

White Mountains Re’s net adverse loss reserve development in 2008 primarily resulted from a comprehensive loss reserve review performed in the second quarter of 2008, as described below, and $40.5 million of construction defect losses from accident years 2001 and prior recorded in the first quarter of 2008, offset by net favorable loss reserve development from recent accident years.

White Mountains Re commenced a comprehensive loss reserve review (the “Reserve Review”) in the second quarter of 2008, primarily as a result of the $40.5 million adverse loss reserve development recorded in the first quarter of 2008 referred to above. The Reserve Review was conducted by management, including internal

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

underwriting, claims and actuarial personnel, with assistance from external consultants. The Reserve Review included all of WMRe America’s non-asbestos and environmental (“A&E”) casualty loss reserves as well as certain lines of business at WMRe Sirius. The Reserve Review resulted in $140.0 million of additional adverse loss reserve development at WMRe America, partially offset by $85.0 million of favorable loss reserve development at WMRe Sirius during the second quarter of 2008. The adverse loss reserve development at WMRe America was predominantly attributable to its casualty reinsurance book written in the 1996-2002 underwriting years, whereas the favorable loss reserve development at WMRe Sirius was predominantly attributable to its property reinsurance book.  In addition, there was $4.3 million of net adverse loss reserve development arising from the Esurance quota share arrangement.

Loss and LAE development — 2007

During the year ended December 31, 2007, White Mountains Re experienced $61.2 million of net adverse loss reserve development. This unfavorable development was primarily from $63.3 million strengthening of asbestos and environments reserves, $22.1 million arising from the Esurance quota share arrangement, $58.3 million strengthening of certain US casualty reserves as well as $6.9 million related to WMRe America’s Latin American Surety business. This adverse development was partially offset by favorable development of $90.7 million, primarily on property lines from prior accident years.

Fair value adjustment to loss and LAE reserves

In connection with the acquisitions of WMRe Sirius (including its subsidiary at the time of acquisition, Scandinavian Re) and Stockbridge, White Mountains Re was required to adjust to fair value the loss and LAE reserves on the acquired balance sheets by reducing loss and LAE reserves by $58.1 million and $6.7 million, respectively. These fair value adjustments are being accreted through an income statement charge ratably over the period that these claims are settled. As such, White Mountains Re recognized $6.8 million, $4.9 million, and $5.4 million of accretion for the years ended December 31, 2009, 2008, and 2007, respectively.

The fair values of WMRe Sirius’s loss and LAE reserves and related recoverables acquired on April 16, 2004 and Stockbridge’s loss and LAE reserves and related reinsurance recoverables acquired on December 22, 2006, were based on the present value of their expected cash flows with consideration for the uncertainty inherent in both timing of, and the ultimate amount of, future payments for losses and receipts of amounts recoverable from reinsurers.  In estimating fair value, management discounted the nominal loss reserves of WMRe Sirius and Stockbridge to their present value using an applicable risk-free discount rate. The series of future cash flows related to such loss payments and reinsurance recoveries were developed using the WMRe Sirius’s and Stockbridge’s historical loss data. The resulting discount was reduced by the “price” for bearing the uncertainty inherent in the WMRe Sirius’s and Stockbridge’s net loss reserves in order to estimate fair value. This was approximately 12% and 2% of the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables of WMRe Sirius and Stockbridge, respectively, which is believed to be reflective of the cost that WMRe Sirius and Stockbridge would incur if they had attempted to reinsure the full amount of its net loss and LAE reserves with third party reinsurers.

Asbestos and environmental loss and loss adjustment expense reserve activity

White Mountains Re’s reserves include provisions made for claims that assert damages from A&E related exposures. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, White Mountains Re estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.

During the fourth quarter of 2007, White Mountains Re completed a detailed ground-up asbestos exposure study and reviewed environmental reserves relative to industry benchmarks. This study was an update to the analysis first performed in 2005. The study analyzed potential exposure to loss of all insureds that had reported at least $250,000 in losses to WMRe America through reinsurance contracts as of June 30, 2007. This analysis entailed

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

examining total expected asbestos losses and LAE from a variety of information sources, including asbestos studies, data reported to WMRe America as well as a review of historical public filings. The resulting exposure from this analysis was compared against WMRe America’s reinsurance contract layers to derive an estimated expected loss. In addition, White Mountains Re analyzed a significant sample of all other insureds that had reported losses of less than $250,000 and extrapolated the sample findings to the entire population.

In addition, WMRe America has received notices of claims from a number of other insureds with reported loss amounts that have not exceeded the attachment points of reinsurance contracts written by WMRe America. Based on the claims activity related to those insureds since the 2005 study, White Mountains Re estimated the future impact of these insureds to its exposure as well as the impact of future claims from insureds that have not reported any claims to date.

In the study, White Mountains Re sought to include adequate provision for future reported claims, premises/operations coverage (in addition to products liability coverage), and future adverse court decisions. To estimate this provision, White Mountains Re measured the changes in individual insured estimates from the 2005 study to the 2007 study to estimate future reported losses. The combined effect of all these estimates resulted in an increase of $51.6 million in IBNR for asbestos losses and LAE.  In 2008, White Mountains Re recorded $11.0 million of IBNR losses and LAE, reflecting an increase in paid losses and LAE observed.  This amount was developed by analyzing the claim payment activity WMRe America experienced and comparing this activity to the survival ratio defined below. In 2009, a similar analysis resulted in White Mountains Re recording $18.4 million of additional asbestos reserves.

White Mountains Re reviewed WMRe America’s exposure to environmental losses using industry benchmarks known as “survival ratios.” The survival ratio, computed as a company’s reserves divided by the average of its last three years’ net loss payments, indicates approximately how many more years of payments the current reserves can support, assuming future yearly payments are consistent with the average three-year historical levels. White Mountains Re’s A&E three year survival ratio was approximately 12 years at December 31, 2009 and 13 years at December 31, 2008.

White Mountains Re’s reserves for A&E losses at December 31, 2009 represent management’s best estimate of its ultimate liability based on information currently available. However, as case law expands, medical and clean-up costs increase and industry settlement practices change, White Mountains Re may be subject to A&E losses beyond currently estimated amounts. White Mountains Re cannot reasonably estimate at the present time loss reserve changes arising from any such future developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any unfavorable developments.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes reported A&E loss and LAE reserve activities for the years ended December 31, 2009, 2008, and 2007, respectively:

Net A&E Loss	Year Ended December 31,
Reserve Activity	2009		2008		2007
Millions	Gross	Net	Gross	Net	Gross	Net
Asbestos:
Beginning balance	$173.7	$138.5	$181.9	$142.1	$135.6	$101.2
Incurred losses and LAE	24.7	18.4	11.5	10.7	58.6	51.6
Paid losses and LAE	(11.4)	(10.3)	(19.7)	(14.3)	(12.3)	(10.7)
Ending balance	187.0	146.6	173.7	138.5	181.9	142.1

Environmental:
Beginning balance	24.5	20.1	26.7	21.0	15.8	11.1
Incurred losses and LAE	(0.8)	(0.7)	—	0.7	12.9	11.6
Paid losses and LAE	(1.5)	(1.5)	(2.2)	(1.6)	(2.0)	(1.7)
Ending balance	22.2	17.9	24.5	20.1	26.7	21.0

Total asbestos and environmental:
Beginning balance	198.2	158.6	208.6	163.1	151.4	112.3
Incurred losses and LAE	23.9	17.7	11.5	11.4	71.5	63.2
Paid losses and LAE	(12.9)	(11.8)	(21.9)	(15.9)	(14.3)	(12.4)
Ending balance	$209.2	$164.5	$198.2	$158.6	$208.6	$163.1

NOTE 4.        Third Party and Affiliated Reinsurance

In the normal course of business, White Mountains Re seeks to limit losses that may arise from catastrophes or other events by reinsuring with third party reinsurers. White Mountains Re remains liable for risks reinsured even if the reinsurer does not honor its obligations under reinsurance contracts.  The effects of reinsurance on White Mountains Re’s subsidiaries written and earned premiums and on loss and LAE, including amounts assumed from affiliates (See Note 14), for the years ended December 31, 2009, 2008, and 2007 were as follows:

	Year ended December 31,
Millions	2009	2008	2007
Direct	$107.3	$86.2	$104.7
Assumed	1,528.0	1,666.1	1,847.3
Gross written premiums	1,635.3	1,752.3	1,952.0
Ceded	(189.8)	(145.1)	(199.6)
Net written premiums	$1,445.5	$1,607.2	$1,752.4

Direct	$107.2	$100.7	$108.2
Assumed	1,569.3	1,727.3	1,863.3
Gross earned premiums	1,676.5	1,828.0	1,971.5
Ceded	(175.9)	(145.7)	(196.5)
Net earned premiums	$1,500.6	$1,682.3	$1,775.0

Losses and LAE incurred:
Direct	$68.8	$59.9	$87.8
Assumed	976.4	1,285.3	1,253.3
Ceded	(142.2)	(73.5)	(174.3)
Net losses and LAE incurred	$903.0	$1,271.7	$1,166.8

White Mountains Re has exposure to losses caused by hurricanes, earthquakes, tornadoes, winter storms, windstorms, floods, tsunamis, terrorist acts and other catastrophic events. In the normal course of business, White Mountains Re regularly manages its concentration of exposures in catastrophic events, primarily by limiting concentrations of exposure to what it deems acceptable levels and, if necessary, purchasing reinsurance. In addition,

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

White Mountains Re seeks to limit losses that might arise from acts of terrorism in its reinsurance contracts by exclusionary provisions, where applicable. White Mountains Re also uses third-party global catastrophe models as well as its own proprietary models to calculate expected probable maximum loss (“PML”) from various natural catastrophic scenarios. White Mountains Re believes that its largest natural catastrophic exposures, net of reinsurance and based on a 250-year PML single event scenario, are European winter storms, United States Gulf Coast windstorms (i.e., Florida to Texas), California earthquakes, United States Atlantic Coast windstorms (i.e., Massachusetts to Florida) and, to a lesser extent, Japanese windstorms and earthquakes.

White Mountains Re currently monitors and prices its property catastrophe contracts using third-party software models and internally developed models as well as other methods. For contracts that White Mountains Re determines to have exposure to natural catastrophic perils, it models and assesses the exposure using the results in its underwriting process to ensure that the contracts it writes have an appropriate charge for the exposure.

White Mountains Re’s reinsurance protection for 2009 and 2008 primarily consisted of pro-rata and excess of loss protection to cover WMRe Sirius’ property catastrophe, aviation, and credit exposures. These reinsurance protections are designed to increase underwriting capacity, where appropriate, and to reduce potential loss exposure to any large event or frequency of smaller catastrophe events.

At April 1, 2009, White Mountains Re purchased two group catastrophe excess of loss covers for a total cost of $5.5 million.  This reinsurance protection has a total limit of $65.0 million from multiple retrocessionaires.  The group catastrophe excess of loss covers were purchased to protect White Mountains Re’s balance sheet from the adverse impact of the occurrence of earthquake-related events worldwide excluding the United States of America and Japan (“Loss Event”), through March 31, 2010.  The catastrophe excess of loss covers all the White Mountains Re operating subsidiaries.  In the fourth quarter of 2009, WMRe Sirius purchased three Industry Loss Warranty Covers (“ILW”) that cover the adverse impact of the occurrence of wind and flood catastrophe events in Europe.  The ILWs cost $2.9 million and primarily expire in October 2010.  During 2008, White Mountains Re also purchased two ILWs that covered adverse impact of the occurrence of wind and flood catastrophic events in the Northeastern United States, primarily through December 31, 2008.  Also during 2008, White Mountains Re purchased group excess of loss retrocessional protection for its non-U.S. and non-Japan earthquake-related exposures.

For the year ended December 31, 2007, the majority of White Mountains Re’s reinsurance protection was provided through WMRe America’s quota share retrocessional arrangements with Olympus Reinsurance Company Ltd. (“Olympus”) and Helicon and through quota share and excess of loss protection purchased by WMRe Sirius to cover WMRe Sirius’s property catastrophe and aviation exposures. These reinsurance protections are designed to increase White Mountains Re’s underwriting capacity, where appropriate, and to reduce its potential loss exposure to any large, or series of smaller, catastrophe events.

WMRe America ceded 35% of its 2007 underwriting year short-tailed excess of loss business, mainly property to Olympus and Helicon with each sharing approximately 55% and 45%, respectively. White Mountains Re received fee income based on premiums ceded to Olympus and Helicon. WMRe America did not renew the quota share arrangements with Olympus and Helicon for 2008. Helicon was acquired by White Mountains Re on January 7, 2008. Olympus will continue to be responsible to pay losses on exposures that have been ceded to it and will continue to earn premiums related primarily to the run-off of underwriting year 2007.

White Mountains Re is also entitled to receive a profit commission with respect to the profitability of the business recommended to Olympus and Helicon. However, this profit commission arrangement is subject to a deficit carryforward whereby net underwriting losses from one year carryover to future years. As a result of the Gulf Coast hurricanes and several other significant loss events during 2005, Olympus recorded substantial net underwriting losses. Accordingly, White Mountains Re did not record a profit commission from Olympus or Helicon during 2008 or 2007 and does not expect to record profit commissions from Olympus or Helicon for the foreseeable future.

At December 31, 2009 and 2008, White Mountains Re had $78.5 million and $118.4 million of reinsurance recoverables from Olympus. White Mountains Re’s reinsurance recoverables from Olympus recorded as of December 31, 2009, are fully collateralized in the form of assets in a trust, funds held and offsetting balances payable.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

In 2000, WMRe America purchased a reinsurance contract from Imagine Re (the “Imagine Cover”) to reduce its statutory operating leverage and protect its surplus from adverse development relating to A&E exposures as well as the reserves assumed in certain recent acquisitions. In accordance with FAS 113 (included in ASC 944), the amounts related to reserves transferred to Imagine Re for liabilities incurred as a result of past insurable events have been accounted for as retroactive reinsurance. At December 31, 2009 and 2008, WMRe America’s reinsurance recoverables included $125.7 million and $146.6 million recorded under the Imagine Cover. All balances due from Imagine are fully collateralized, either with WMRe America as the beneficiary of invested assets in a trust.  As of December 31, 2009 and 2008, the entire $115.0 million limit available under this contract had been fully utilized. At December 31, 2009 and 2008, WMRe America had recorded $16.3 million and $20.9 million in deferred gains related to retroactive reinsurance with Imagine. White Mountains Re is recognizing these deferred gains into income over the expected settlement period of the underlying claims, and accordingly recognized $4.6 million, $4.6 million, and $3.9 million of such deferred gains during 2009, 2008, and 2007.

Reinsurance contracts do not relieve White Mountains Re of its obligation to its ceding companies. Therefore, collectability of balances due from its retrocessional reinsurers is critical to White Mountains Re’s financial strength.

The following table provides a listing of White Mountains Re’s top reinsurers based upon recoverable amounts, the percentage of total recoverables and the reinsurer’s A.M. Best Rating.

Top Reinsurers ($ in millions)	Balance at December 31, 2009	% of Total	A.M. Best Rating(2)	% Collateralized
Imagine Re(1)	$125.7	21%	NR-5	100%
Olympus(1)(3)	78.5	13%	NR-5	100%
London Life(1)	77.8	13%	A	100%
General Re	46.0	8%	A++	2%
Swiss Re Group	43.6	7%	A	2%

(1)  Represents non-U.S. insurance entities which balances are fully collateralized through Funds Held, Letters of Credit or Trust Agreements.

(2) A.M. Best ratings as detailed above are: “NR-5” (Not formally followed), “A++” (Superior, which is the highest of fifteen ratings), and “A” (Excellent, which is the third highest of fifteen ratings). Ratings are as of December 31, 2009.

(3) Gross of $15.2 million due to Olympus under an indemnity agreement with WMRe America.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 5.        Investment Securities

White Mountains Re’s net investment income is comprised primarily of interest income associated with White Mountains Re’s fixed maturity investments, dividend income from its equity investments and interest income from its short-term investments. Net investment income for 2009, 2008, and 2007 consisted of the following:

	Year Ended December 31,
Millions	2009	2008	2007
Investment income:
Fixed maturity investments	$131.0	$185.0	$183.2
Short-term investments	2.5	9.8	28.8
Common equity securities	2.8	10.6	9.4
Convertible fixed maturity investmetns	1.3	0.5	1.0
Other long-term investments	3.4	—	—
Interest on funds held and other	(7.3)	8.8	17.9
Total investment income	133.7	214.7	240.3
Less investment expenses	(11.9)	(15.4)	(13.3)
Net investment income, pre-tax	$121.8	$199.3	$227.0

Net realized and unrealized investment gains and losses

White Mountains Re recognized $129.4 million, $(353.2) million, and $67.9 million of net realized and unrealized investment gains (losses) for the years ended December 31, 2009, 2008, and 2007.

Net realized investment gains (losses)

	Year Ended December 31,
Millions	2009	2008	2007
Fixed maturity investments	$0.6	$(44.3)	$6.6
Common equity securities	(13.2)	(125.2)	17.0
Short-term investments	—	—	—
Convertible fixed maturity investments	3.3	(7.6)	2.3
Other long-term investments	(39.5)	(3.7)	42.0
Symetra warrants	11.2	(45.7)	—
Net realized investment (losses) gains, pre-tax	(37.6)	(226.5)	67.9
Income taxes attributable to realized invesment gains and losses	7.1	50.9	(24.1)
Net realized investment (losses) gains, after-tax	$(30.5)	$(175.6)	$43.8

Gross realized gains of $80.4 million, $21.8 million, and $122.8 million, and gross realized losses of $118.0 million, $248.2 million, and $54.9 million from the above table have been included in net realized and unrealized investment gains (losses) in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2009, 2008, and 2007, respectively.

As of December 31, 2009 and 2008 White Mountains Re reported $3.5 million, and $29.2 million in accounts receivable, and $1.4 million, and $0.6 million in accounts payable on unsettled trades, respectively, reported within other assets and other liabilities.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Net unrealized investment gains (losses)

The following table summarizes changes in the carrying value of investments measured at fair value:

	Year Ended December 31, 2009			Year Ended December 31, 2008
Millions	Net unrealized investment gains (losses)	Net foreign exchange gains	Total changes in fair value reflected in earnings	Net unrealized investment gains (losses)	Net foreign exchange gains	Total changes in fair value reflected in earnings
Fixed maturity investments	$152.7	$(73.7)	$79.0	$(108.1)	$109.1	$1.0
Common equity securities	38.8	(10.0)	28.8	(98.8)	20.8	(78.0)
Short-term investments	—	—	—	—	—	—
Convertible fixed maturity investments	9.6	—	9.6	(4.5)	—	(4.5)
Other long-term investments	54.6	(5.0)	49.6	(55.1)	9.9	(45.2)
Net unrealized (losses) gains, pre-tax	$255.7	$(88.7)	$167.0	$(266.5)	$139.8	$(126.7)

White Mountains Re recognized after-tax net unrealized investment gains (losses) of $119.7 million and $(97.9) million for the years ended December 31, 2009 and 2008.

The components of White Mountains Re’s change in unrealized investment gains (losses), after-tax, as recorded on the statement of operations and comprehensive (loss) income were as follows:

	Year Ended December 31,
Millions	2009	2008	2007
Net change in pre-tax unrealized gains recognized through accumulated other comprehensive income (“AOCI”) for investment securities held	$—	$—	$15.6
Net change in pre-tax unrealized losses from investments in unconsolidated affiliates	1.4	(1.2)	—
Net change in pre-tax unrealized investment (losses) gains for investments held	1.4	(1.2)	15.6
Income taxes attributable to investments held	(0.3)	0.4	2.8
Net change in unrealized (losses) gains for investments held, after tax	1.1	(0.8)	18.4

Recognition of pre-tax net unrealized gains, previously included in AOCI for investments sold	—	—	(34.8)
Income taxes attributable to investments sold	—	—	17.6
Recognition of net unrealized gains for investments sold, after tax (1)	—	—	(17.2)

Change in net unrealized foreign currency gains (losses) on investments through AOCI, after-tax	135.9	(244.3)	38.3
Total investments (losses) gains through AOCI	137.0	(245.1)	39.5

Change in net unrealized investments through earnings, pre-tax	167.0	(126.7)	—
Income taxes	(47.3)	28.8	—
Change in net unrealized investment gains (losses), after-tax (1)	119.7	(97.9)	—

Net realized investment gains, after-tax	(30.5)	(175.6)	43.8
Total investment gains (losses) recorded during the period, after-tax	$226.2	$(518.6)	$83.3

(1) Prior to January 1, 2008, White Mountains Re recognized changes in fair value of available for sale securities through AOCI. Upon adoption of FAS 159 on 1/1/2008, changes in fair value on investment securities are now classified as trading and are recognized through earnings.

Securities Lending

During 2009, White Mountains Re exited its securities lending programs.  As of December 31, 2009, all loaned securities under the White Mountains Re program had been returned and all collateral returned to borrowers.

White Mountains Re recorded net realized and unrealized investment gains (losses) of $4.8 million and $(7.8) million for the year ended December 31, 2009 and 2008 associated with its securities lending programs.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The cost or amortized cost, gross unrealized investment gains and losses, net of foreign currency gains and losses, and carrying values of White Mountains Re’s investments in fixed maturity investments as of December 31, 2009 and 2008, were as follows:

	December 31, 2009
	Cost or	Gross	Gross	Net foreign
	amortized	unrealized	unrealized	currency	Carrying
Millions	cost	gains	losses	gains (losses)	value
Fixed maturity investments:
US Government obligations	$191.6	$6.8	$—	$0.1	$198.5
Debt securities issued by industrial corporations	927.2	37.3	(3.2)	(10.7)	950.6
Municipal obligations	1.2	—	—	—	1.2
Mortgage-backed and asset-backed securities	988.3	14.4	(18.3)	4.6	989.0
Foreign government obligations	671.9	18.6	(0.3)	4.2	694.4
Preferred stocks	2.9	—	(0.3)	—	2.6
Total fixed maturity investments	$2,783.1	$77.1	$(22.1)	$(1.8)	$2,836.3

	December 31, 2008
	Cost or	Gross	Gross	Net foreign
	amortized	unrealized	unrealized	currency	Carrying
Millions	cost	gains	losses	gains (losses)	value
Fixed maturity investments:
US Government obligations	$211.8	$10.4	$(1.3)	$3.5	$224.4
Debt securities issued by industrial corporations	826.1	5.9	(64.8)	6.3	773.5
Municipal obligations	1.2	—	—	—	1.2
Mortgage-backed and asset-backed securities	1,419.4	11.0	(88.4)	37.7	1,379.7
Foreign government obligations	650.1	27.5	(0.2)	14.2	691.6
Preferred stocks	2.7	—	(0.7)	—	2.0
Total fixed maturity investments	$3,111.3	$54.8	$(155.4)	$61.7	$3,072.4

The cost or amortized cost and carrying value of White Mountains Re’s fixed maturity investments and convertible fixed maturity investments, at December 31, 2009 is presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	December 31, 2009
	Cost or	Carrying
Millions	amortized cost	Value
Due in one year or less	$241.8	$248.0
Due after one year through five years	1,383.0	1,423.4
Due after five years through ten years	174.6	183.5
Due after ten years	45.4	47.8
Mortgage-backed and asset-backed securities	988.3	989.0
Preferred Stocks	2.9	2.6
Total	$2,836.0	$2,894.3

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and carrying values of White Mountains Re’s common equity securities, convertible fixed maturities and other long-term investments as of December 31, 2009 and 2008, were as follows:

	December 31, 2009
	Cost or	Gross unrealized	Gross unrealized	Net foreign	Carrying
Millions	amortized cost	gains	losses	currency gains	Value
Common equity securities	$235.9	$25.6	$(7.4)	$11.3	$265.4
Convertible fixed maturity investments	$52.9	$5.1	$—	$—	$58.0
Other long-term investments	$188.5	$19.0	$(11.2)	$1.0	$197.3

	December 31, 2008
	Cost or	Gross unrealized	Gross unrealized	Net foreign	Carrying
Millions	amortized cost	gains	losses	currency gains	Value
Common equity securities	$261.7	$9.4	$(29.9)	$21.3	$262.5
Convertible fixed maturity investments	$67.9	$0.8	$(5.3)	$—	$63.4
Other long-term investments	$253.5	$6.8	$(45.7)	$6.0	$220.6

White Mountains Re’s consolidated reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits totaled $149.3 million and $132.7 million as of December 31, 2009 and 2008.

Sales and maturities of investments, excluding short-term investments, totaled $2,184.3 million, $3,253.1 million, and $4,638.3 million for the years ended December 31, 2009, 2008, and 2007. There were no non-cash exchanges or involuntary sales of investments securities during 2009, 2008, or 2007.

Fair value measurements at December 31, 2009

White Mountains Re adopted FAS 157 (included in ASC 820-10) on January 1, 2008. FAS 157 established a hierarchy of fair value measurements based upon the nature of the inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets;

Level 2 — Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar, but not identical instruments;

Level 3 — Valuations based on unobservable inputs.

White Mountains Re uses observable inputs for the vast majority of its investment portfolio. Fair value measurements for securities for which quoted prices are unavailable are estimated based upon reference to observable inputs such as benchmark interest rates, matrix pricing, market comparables, broker quotes and other relevant inputs. In circumstances where quoted prices or observable inputs are adjusted to reflect management’s best estimate of fair value, such fair value measurements are considered a lower level measurement in the fair value hierarchy. Other long-term investments, which comprises limited partnerships and limited liability corporations, such as hedge funds and private equity funds for which the FAS 159 (included in ASC 825-10) fair value option has been elected are carried at fair value based upon White Mountains Re’s proportionate interest in the underlying partnership’s or fund’s net asset value, which is deemed to approximate fair value.  The fair value of White Mountains Re’s investments in hedge funds and private equity funds has been estimated using net asset value because it reflects the fair value of the funds’ underlying investments. White Mountains Re employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing each fund’s audited financial statements and discussing each fund’s pricing with the fund’s manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable. Accordingly, the fair values of White Mountains Re’s investments in hedge funds and private equity funds have been classified as

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Level 3. In circumstances where the underlying investments are publicly traded, such as the investments made by hedge funds, the fair value of the underlying investments is determined using currently market prices. In circumstances where the underlying investments are not publicly traded, such as the investments made by private equity funds, the private equity fund managers have considered the need for a liquidity discount on each of the underlying investments when determining the fund’s net asset value. In circumstances where White Mountains Re’s portion of a fund’s net asset value is deemed to differ from fair value due to illiquidity or other factors associated with White Mountains Re’s investment in the fund, the net asset value is adjusted accordingly.  At December 31, 2009 and 2008, White Mountains Re did not record an adjustment to the net asset value related to its investments in hedge funds or private equity funds.

The following tables summarize White Mountains Re’s fair value measurements for investments at December 31, 2009 and 2008, by level:

	December 31, 2009
Millions	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
US Government obbligations	$198.5	$127.7	$69.9	$0.9
Debt securities issued by industril corporations	950.6	—	945.6	5.0
Municipal obligations	1.2	—	1.2	—
Mortgage-backed and asset-backed securities	989.0	—	963.6	25.4
Foreign government, agency and provincial obligations	694.4	91.0	603.4	—
Preferred stocks	2.6	—	2.6	—
Fixed maturity investments	2,836.3	218.7	2,586.3	31.3
Common equity securities	265.4	122.8	50.5	92.1
Convertible fixed maturity investments	58.0	—	58.0	—
Short-term investments	1,172.0	1,165.5	6.5	—
Other long-term investments(1)	194.9	—	—	194.9
Total investments	$4,526.6	$1,507.0	$2,701.3	$318.3

(1)  Excludes carrying value of $2.4 million associated with other long-term investments accounted for using the equity method.

	December 31, 2008
Millions	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
US Government obbligations	$209.9	$97.2	$112.7	$—
Debt securities issued by industril corporations	773.5	—	773.5	—
Municipal obligations	1.2	—	1.2	—
Mortgage-backed and asset-backed securities	1,395.8	—	1,325.5	70.3
Foreign government, agency and provincial obligations	690.0	71.9	618.1	—
Preferred stocks	2.0	—	2.0	—
Fixed maturity investments	3,072.4	169.1	2,833.0	70.3
Common equity securities	262.5	137.8	38.7	86.0
Convertible fixed maturity investments	63.4	—	63.4	—
Short-term investments	1,007.8	1,007.8	—	—
Other long-term investments(1)	218.5	—	—	218.5
Total investments	$4,624.6	$1,314.7	$2,935.1	$374.8

(1)  Excludes carrying value of $2.1 million associated with other long-term investments accounted for using the equity method.

In addition to the investment portfolio described above, White Mountains Re has $24.2 million and $21.7 million of investment-related liabilities recorded at fair value and included in other liabilities as of December 31, 2009 and 2008.  These liabilities relate to securities that have been sold short by limited partnerships that White Mountains Re invests in and is required to consolidate under GAAP.  All of the liabilities included have been deemed to have a Level 1 designation. White Mountains Re uses quoted market prices where available as the inputs to estimate fair value for its investments in active markets. Such measurements are considered to be either Level 1 or Level 2 measurements, depending on whether the quoted market price inputs are for identical securities (Level 1) or similar securities (Level 2). Level 3 measurements for fixed maturities at December 31, 2009 comprise of securities for which the estimated fair value has not been determined based upon quoted market price inputs for identical or similar securities.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes the changes in White Mountains Re’s Level 3 fair value measurements for the year ended December 31, 2009:

Millions	Fixed maturities	Common equity securities	Convertible fixed maturities	Other investments	Total
Balance at January 1, 2009	$70.3	$86.0	$—	$218.5	$374.8
Total realized and unrealized losses	10.8	7.0	0.1	(2.2)	15.7
Purchases	21.6	10.8	1.8	8.4	42.6
Sales	(44.5)	(11.5)	(1.3)	(29.8)	(87.1)
Transfers in	78.5	—	—	—	78.5
Transfers out	(105.4)	(0.2)	(0.6)	—	(106.2)
Balance at December 31, 2009	$31.3	$92.1	$—	$194.9	$318.3

Level 3 measurements — transfers in and out

“Transfers in” for the year ended December 31, 2009 are comprised of securities for which observable inputs became unavailable as well as securities for which quoted market prices were deemed to be unreliable. The estimated fair value for 10 securities of $78.5 million for which the quoted price provided by a third party source was deemed unreliable and could not be validated against an alternative source is reflected in “Transfers in”. The fair value of these securities was estimated using industry standard pricing models, in which management selected inputs using its best judgment.  These inputs principally included benchmark yields, benchmark securities, reported trades, issuer spreads, bids, offers, credit ratings and prepayment speeds. The pricing models used by White Mountains Re use the same valuation methodology for all Level 3 measurements for fixed maturities. These securities are considered to be Level 3 because the measurements are not directly observable. At December 31, 2009, the estimated fair value for these securities determined using the industry standard pricing models was $5.4 million less than the estimated fair value based upon quoted prices provided by a third party. “Transfers out” of $106.2 million for the year ended December 31, 2009 comprise 15 securities which had been classified as Level 3 measurements and were recategorized as Level 2 measurements when quoted market prices for similar securities that were considered reliable and could be validated against an alternative source became available during the year ended December 31, 2009.

The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the years ended December 31, 2009 and 2008:

	Year Ended December 31,
Millions	2009	2008
Fixed maturity investments	$23.0	$(82.4)
Common equity securities	6.6	(15.4)
Convertible fixed maturity investments	—	—
Other investments	33.1	(18.7)
Total change in unrealized losses - Level 3 investments	$62.7	$(116.5)

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

White Mountains Re holds investments in hedge funds and private equity funds which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. The following table summarizes investments in hedge funds and private equity interest at December 31, 2009:

		Unfunded
Millions	Fair Value	Commitments
Hedge funds
Long/short equity	$52.3	None
Long/short credit & distressed	15.6	None
Long diversified strategies	23.1	None
Long/short equity REIT	21.3	None
Long/short equity activist	9.5	None
Long bank loan	5.4	None
Total hedge funds	127.2	None

Private equity funds
Energy infrastructure & services	$13.1	$8.5
Multi-sector	5.0	5.8
International multi-sector, Europe	12.4	5.5
Real estate	6.2	4.8
Distressed residential real estate	4.6	20.5
Private equity secondaries	2.3	1.7
Insurance	0.5	—
International multi-sector, Asia	4.7	2.8
Venture capital	2.8	1.0
Healthcare	—	4.8
Total private equity funds	51.6	55.4

Total hedge and private equity funds included in other long-term investments	$178.8	$55.4

Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency and advance notice periods for redemptions.  Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period. The following summarizes the December 31, 2009 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Hedge Funds — Active Funds
Millions Redemption frequency	30-59 days notice	60-89 days notice	90-119 days notice	120+ days notice	Total
Monthly	$—	$—	$—	$—	$—
Quarterly	1.8	16.8	7.6	—	26.2
Semi-annual	41.7	4.7	21.3	—	67.7
Annual	23.1	—	4.8	5.4	33.3
Total	$66.6	$21.5	$33.7	$5.4	$127.2

Certain of the hedge fund investments are no longer active and are in process of disposing their underlying investments. Distributions from such funds are remitted to investors as the fund’s underlying investments are liquidated.  At December 31, 2009, distributions of $7.2 million were outstanding from investments in hedge funds in liquidation. The actual amount of the final distribution remittances remain subject to market fluctuations. The date at which such remittances will be received is not determinable at December 31, 2009. White Mountains Re has submitted redemption requests for certain of its investments in active hedge funds. Redemptions are recorded as receivables when approved by the hedge funds and when no longer subject to market fluctuations.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Investments in private equity funds are generally subject to “lock-up” period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund’s underlying investment. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors. At December 31, 2009, investments in private equity funds were subject to lock-up periods as follows:

Millions	1-3 years	3 – 5 years	5 – 10 years	>10 years	Total
Private Equity Funds — expected lock-up period remaining	$18.4	$5.1	$28.1	$—	$51.6

NOTE 6.        Debt

White Mountains Re’s debt outstanding as of December 31, 2009 and 2008 consisted of the following:

	December 31,
Millions	2009	2008
WMRe Senior Notes, at face value	$400.0	$400.0
Unamortized original issue discount	(0.9)	(1.0)
WMRe Senior Notes, carrying value	399.1	399.0

Sierra Note	31.1	31.0
Total debt	$430.2	$430.0

A schedule of contractual repayments of White Mountains Re’s debt as of December 31, 2009 follows:

Millions	December 31, 2009
Due in one year or less	$31.1
Due in two to three years	—
Due in four to five years	—
Due after five years	400.0
Total	$431.1

WMRe Senior Notes

In March 2007, the Company issued $400.0 million face value of senior unsecured notes at an issue price of 99.715% for net proceeds of $392.0 million after taking into effect both deferrable and non-deferrable issuance costs, including the interest rate lock agreement described below. The WMRe Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The WMRe Senior Notes bear an annual interest rate of 6.375%, payable semi-annually in arrears on March 20 and September 20, until maturity in March 2017.

The Company incurred $3.6 million in expenses related to the issuance of the WMRe Senior Notes (including $2.6 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the WMRe Senior Notes.

In anticipation of the issuance of the WMRe Senior Notes, the Company entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the WMRe Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss is being reclassified from accumulated other comprehensive income over the life of

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

the Senior Notes using the interest method and is included in interest expense. At December 31, 2009, the unamortized balance of the loss remaining in accumulated other comprehensive income was $1.9 million.

Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the WMRe Senior Notes yield an effective rate of 6.49% per annum. The Company recorded $26.1 million of interest expense, inclusive of amortization of issuance costs and the interest rate lock agreement, on the WMRe Senior Notes for the year ended December 31, 2009.

At December 31, 2009, the Company was in compliance with all of the covenants under the Senior Notes.

Sierra Note

In connection with its acquisition of the Sierra Group on March 31, 2004, White Mountains Re entered into a $62.0 million purchase note (the “Sierra Note”), $58.0 million of which may be adjusted over its six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and run-off of remaining policies in force (mainly workers compensation business), as well as certain other balance sheet protections. Since inception the principal of the Sierra Note has been reduced by $30.9 million as a result of adverse development on the acquired reserves and run-off of unearned premium, which includes $5.2 million and $22.8 million of adverse development which occurred during 2008 and 2005 and $9.1 million of favorable development occurring in 2007. Interest accrues on the unpaid balance of the Sierra Note at a rate of 4.0% per annum, compounded quarterly, and is payable at its maturity. At December 31, 2009 and 2008, total accrued interest was $8.2 million and $6.6 million, respectively.

On October 31, 2008, White Mountains Re disposed of its remaining interest in the Sierra Group (CCIC) as part of the Berkshire Exchange transaction. White Mountains Re is still obligated to repay the Sierra Note, but Berkshire has provided White Mountains Re an indemnity, whereby Berkshire will reimburse White Mountains Re all amounts due under the Sierra Note at its maturity, as adjusted for future reserve development. White Mountains Re recorded a $36.3 million receivable from Berkshire in connection with the closing of the Berkshire Exchange. Final settlement of the Sierra Note is expected during 2010. Any adjustment arising from the final settlement of the Sierra Note is not expected to be material.

Interest

Total interest expense incurred by White Mountains Re for its indebtedness was $26.1 million, $26.2 million, and $23.2 million during 2009, 2008, and 2007, respectively. Total interest paid by White Mountains Re for its indebtedness was $25.5 million, $25.0 million, and $12.8 million during 2009, 2008, and 2007, respectively.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 7.        Income Taxes

White Mountains Re is domiciled in Bermuda and has subsidiaries domiciled in several countries. The majority of White Mountains Re’s worldwide operations are taxed in the United States or Sweden. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

The total income tax expense (benefit) for the years ended December 31, 2009, 2008, and 2007, consisted of the following:

	Year Ended December 31,
Millions	2009	2008	2007
Current tax expense (benefit):
U.S.	$(5.8)	$(9.7)	$4.9
Non-U.S.	6.7	(18.0)	26.6
Total current tax expense (benefit)	0.9	(27.7)	31.5

Deferred tax expense (benefit):
U.S.	68.8	(97.1)	17.1
Non-U.S.	32.0	(138.7)	18.1
Total deferred tax expense (benefit)	100.8	(235.8)	35.2
Total income tax expense (benefit)	$101.7	$(263.5)	$66.7

Net U.S. income tax recoveries (payments)	$4.2	$(1.4)	$(2.5)

Net Non-U.S. income tax (payments)	$26.0	$(29.1)	$(23.9)

Effective Rate Reconciliation

A reconciliation of taxes calculated using a 35% U.S. statutory rate for the U.S. operations and a weighted average rate for the non-U.S. operations to the income tax provisions on pre-tax income (loss) is presented below for the years ended December 31, 2009, 2008, and 2007. The weighted average rate has been calculated using pre-tax income (loss) in each non-U.S. tax jurisdiction multiplied by that tax jurisdiction’s applicable statutory rate.

	Year Ended December 31,
	2009			2008			2007
Millions	US	Non-US	Total	US	Non-US	Total	US	Non-US	Total
Tax expense (benefit) at the statutory rate	$65.4	$58.5	$123.9	$(119.3)	$40.8	$(78.5)	$21.5	$62.3	$83.8
Differences in taxes resulting from:
Tax reserve adjustments	(4.0)	—	(4.0)	—	(2.6)	(2.6)	(3.1)	—	(3.1)
Tax return adjustments	(0.2)	0.6	0.4	(0.6)	—	(0.6)	0.8	0.5	1.3
Sale of subsidiary- basis difference	—	—	—	14.1	—	14.1	—	—	—
Goodwill and purchase price adjustments	—	—	—	—	—	—	3.2	(0.7)	2.5
Tax exempt income	(0.1)	—	(0.1)	(0.5)	8.0	7.5	(0.6)	—	(0.6)
Change in valuation allowance	—	(43.9)	(43.9)	—	(30.1)	(30.1)	—	53.6	53.6
Tax rate enacted in Luxembourg	—	—	—	—	7.5	7.5	—	—	—
Tax rate enacted in Sweden	—	—	—	—	(20.2)	(20.2)	—	—	—
Investment write downs	—	43.9	43.9	—	(137.6)	(137.6)	—	(57.8)	(57.8)
Luxembourg capital accretion	—	(17.8)	(17.8)	—	(20.2)	(20.2)	—	(11.6)	(11.6)
Other, net	1.9	(2.6)	(0.7)	(0.5)	(2.3)	(2.8)	0.2	(1.6)	(1.4)
Total income tax expense (benefit) on pre-tax earnings	$63.0	$38.7	$101.7	$(106.8)	$(156.7)	$(263.5)	$22.0	$44.7	$66.7

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Deferred Tax Inventory

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes. An outline of the significant components of White Mountains Re’s deferred tax assets and liabilities follows:

	Year Ended December 31,
	2009			2008
Millions	US	Non-US	Total	US	Non-US	Total
Deferred income tax assets related to:
Net operating losses and tax credit carryforwards	$84.9	$157.2	$242.1	$55.9	$208.6	$264.5
Discounting of loss reserves	51.1	—	51.1	57.0	—	57.0
Compensation and benefit accruals	7.9	1.4	9.3	6.5	1.0	7.5
Net unearned reinsurance premiums	8.9	—	8.9	9.5	—	9.5
Deferred interest	8.7	—	8.7	2.3	—	2.3
Investment basis differences	7.8	—	7.8	25.8	—	25.8
Deferred gain on reinsurance contracts	5.5	—	5.5	7.4	—	7.4
Olympus reimbursement	5.3	—	5.3	22.3	—	22.3
Allowance for doubtful accounts	0.7	—	0.7	0.7	—	0.7
Net unrealized investment losses	—	—	—	44.7	—	44.7
Other items	6.7	2.2	8.9	10.1	1.6	11.7
Total gross deferred income tax assets	$187.5	$160.8	$348.3	$242.2	$211.2	$453.4

Deferred income tax liabilities related to:
Safety reserve	$—	$356.0	$356.0	$—	$308.7	$308.7
Net unrealized investment gains	13.6	—	13.6	—	—	—
Deferred acquisition costs	9.5	—	9.5	10.0	—	10.0
Foreign currency translations on investments and other assets	2.9	—	2.9	0.3	—	0.3
Other items	2.4	3.1	5.5	0.5	—	0.5
Total deferred income tax liabilities	$28.4	$359.1	$387.5	$10.8	$308.7	$319.5

Net deferred tax asset (liability) before valuation allowance	$159.1	$(198.3)	$(39.2)	$231.4	$(97.5)	$133.9
Valuation allowance	—	(0.8)	(0.8)	—	(46.3)	(46.3)
Net deferred tax asset (liability)	$159.1	$(199.1)	$(40.0)	$231.4	$(143.8)	$87.6

White Mountains Re’s deferred tax assets are net of U.S. federal and non-U.S. valuation allowances and to the extent they relate to non-U.S. jurisdictions, they are shown at year-end exchange rates.

The $0.8 million valuation allowance at December 31, 2009, primarily relates to net operating losses in Sweden whose future utilization is restricted.

White Mountains Re records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, White Mountains Re considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset.

During the next twelve months, it is possible that certain planning strategies will no longer be sufficient to utilize the entire deferred tax asset, which could result in material changes to White Mountains Re’s deferred tax assets and tax expense.

Release of Valuation Allowance in Luxembourg

During the fourth quarter of 2008, White Mountains Re recorded a $162.2 million tax benefit from the release of a valuation allowance against a deferred tax asset in a Luxembourg-domiciled, wholly owned subsidiary, White Mountains International S.a.r.l. (“WMI”). WMI had built up substantial net operating loss carryforwards (“NOLs”) that had a full valuation allowance in periods prior to the fourth quarter of 2008 because there was no expected future taxable income at WMI to utilize them.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

White Mountains Re partially finances its operations, including Sirius International Holdings Sweden AB (“SIHAB”), with internal debt instruments.  During the fourth quarter of 2008, Sweden enacted tax legislation that limits the deductibility of interest paid to a noteholder in a low tax jurisdiction. Due to uncertainty regarding the application of the new legislation, the deductibility of interest expense on a series of internal debt instruments issued by SIHAB (the “SIHAB Notes”) became at risk.  The SIHAB Notes, which were previously held in a company with a low effective tax rate, were transferred to WMI, which has an effective tax rate of 28.59% absent the benefit of the deferred tax asset, in order to preserve the economic value of the internal capital structure by maintaining the deductibility of the interest on the SIHAB Notes in Sweden.  Because the restructuring created a stream of expected future taxable income to WMI, White Mountains Re was required to release the valuation allowance.  WMI is expected to fully utilize the NOLs at WMI by 2028. During 2009, $36.9 million of NOLs were utilized to offset interest income from the SIHAB Notes reducing the deferred tax asset to $156.2 million.

Net Operating Loss Carryforwards

White Mountains Re has net operating loss carryforwards in Luxembourg of $547.4 million at December 31, 2009, which do not expire.  White Mountains Re expects to utilize $546.5 million of the carryforwards but does not expect to utilize the remainder as they belong to companies that are not expected to have significant income in the future.  These losses primarily relate to tax deductible write-downs of U.S. subsidiaries held by Luxembourg subsidiaries in 2008 and 2007.  At December 31, 2009, there were U.S. net operating loss carryforwards of approximately $162.3 million, the majority of which do not expire until 2020 through 2029. Included in these tax losses are losses of $27.8 million subject to an annual limitation on utilization under Internal Revenue Code Section 382. The total U.S. capital loss carryforwards were $59.7 million at December 31, 2009, all of which will expire in 2014.

At December 31, 2009, there were foreign tax credit carryforwards available of approximately $6.0 million, which will begin to expire in 2016.  Also, at December 31, 2009, there were alternative minimum tax credit carryforwards of approximately $1.3 million which do not expire.

ASC 740

On January 1, 2007, White Mountains Re adopted FIN 48, subsequently codified within ASC 740.  ASC 740 prescribes when the benefit of a given tax position should be recognized and how it should be measured.  In connection with the adoption of ASC 740, White Mountains Re has recognized a $2.7 million decrease in the liability for unrecognized tax benefits, primarily as a result of reductions in its estimates of accrued interest.

The effect of adoption has been recorded as an adjustment to opening retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
Millions	2009	2008	2007
Balance at beginning of period	$14.1	$17.0	$15.8
Additons for tax positions related to the current year	4.8	—	2.9
Additions for tax positions related to prior years	2.9	—	(1.7)
Reductions for tax positions related to settlements with taxing authorities	(8.4)	—	—
Reductions for tax positions as a result of a lapse of the applicable statute of limitations	—	(2.9)	—
Balance at end of period	$13.4	$14.1	$17.0

If recognized, $1.7 million would be recorded as a reduction to income tax expense. Also included in the balance at December 31, 2009, are $11.7 million of tax positions for which ultimate deductibility is highly certain but the timing of deductibility is uncertain. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.  On November 18, 2009, the Internal Revenue Service (“IRS”) released a coordinated issue paper outlining their position with respect to loss reserves.  The vast majority of the increase during 2009 in additional liability for the current and prior years relates to deductions for loss reserves in which the timing of the deductions is uncertain.

White Mountains Re classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the year ended December 31, 2009, White Mountains Re recognized $(0.4) million in interest

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

benefit related to the settlements with taxing authorities. The balance of accrued interest at December 31, 2009 and 2008 is $0 million and $0.4 million, respectively, net of U.S. federal benefit.

With few exceptions, White Mountains Re is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2006. In 2007, the Swedish Tax Agency concluded an income tax audit of White Mountains Re’s Swedish subsidiaries’ income tax returns for 2004 and 2005 resulting in an insignificant adjustment.

On October 14, 2009, a settlement was reached with the IRS on the 2003 through 2004 federal tax exam for certain U.S. subsidiaries of White Mountains Re.  For years prior to 2005, the U.S. subsidiaries of White Mountains Re filed a consolidated return with other U.S. domiciled subsidiaries of White Mountains. The settlement resulted in a net benefit of $1.7 million to White Mountains Re primarily due to the utilization of net operating losses by other U.S. subsidiaries of White Mountains which were subject to an assessment of additional tax.

During 2009, the IRS commenced an examination of income tax returns for 2006 through 2007. As of December 31, 2009, the IRS has not proposed any adjustments of the 2006 through 2007 audit. Due to the uncertainty of the outcome of the on-going IRS examination, White Mountains Re cannot estimate the range of reasonably possible changes to its unrecognized tax benefits at this time. However, White Mountains Re does not expect to receive any adjustments that would result in a material change to its financial position.

NOTE 8.        Employee Benefit Plans and Share-Based Incentive Compensation Plans

White Mountains Re operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all companies´ employees and provide benefits to their employees in event of death, disability or retirement.

Non-U.S.:

Employees of WMRe Sirius can participate in retirement plans through their branch office. The plans vary due to different government regulations as well as different standards and practices in each country. In Sweden and Belgium, where defined benefit pension plans are government mandated, WMRe Sirius’s employees participate in “collective agreements” funded by WMRe Sirius. These “collective agreements” are managed by third party trustees who calculate the pension obligation, invoice WMRe Sirius for additional funding, and invest the funds. Employees in Germany are covered by defined benefit pension plans sponsored by WMRe Sirius called Sirius Ruck Service GmbH Pension Plan. Employees in the United Kingdom are eligible to participate in defined contribution plan, where employees contribute 1.5% of their salary or more and WMRe Sirius contributes 12% of the employee’s salary. Contributed funds are invested into an annuity of the employee’s choosing. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan. The plan is a combination of a defined contribution and a defined benefit plan. The contribution percentages are 40% and 60% by Zurich employees and WMRe Sirius, respectively. WMRe Sirius recognized expenses of $5.7 million, $6.3 million, and $5.2 million in 2009, 2008, and 2007, respectively to these various plans.

The Bermuda companies (WMRe Bermuda, WMRUS and Scandinavian Re) sponsor defined contribution plans which cover substantially all of the employees. Under these plans, the companies contribute 10% of each participant’s salary into an individual account maintained by an independent pension administrator.  Under Bermuda law, the annual contributions into the respective plans, on behalf of each employee, must be at least 10% of their salary.  Employees become vested in White Moutains Re’s contributions after two years of service. The Bermuda companies recognized expenses of $0.2 million in 2009 and $0.4 million in 2008.

U.S.:

WM Holdings sponsors a defined contribution plan (the “401(k) Plan”) which offers participants of primarily WMRe America and White Mountains Re Services LLC the ability to invest their balances in several different investment options, including the common shares of White Mountains. As of December 31, 2009 and 2008, the 401(k) Plan owned less than 1% of the White Mountains common shares outstanding. The contributory plans provide qualifying employees with matching contributions of up to six percent of qualifying employees’ salary (subject to federal limits on allowable contributions in a given year). Participants become vested in the matching contributions based on years

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

of service with full vesting upon completion of 5 years of service. WMRe America recognized expenses of $1.2 million, $1.3 million, and $1.3 million in 2009, 2008, and 2007, respectively.

In addition, certain members of senior management of the U.S. domiciled companies participate in the WMRe America Deferred Compensation Plan. Participants elect to defer a portion of their compensation, which White Mountains Re places in a Rabbi Trust, the assets of which are dedicated to the payment of such future obligations in the absence of insolvency by WMRe America. At the direction of the participants, the trust proceeds are invested by White Mountains Re in various investment options. At December 31, 2009 and 2008, White Mountains Re had $5.7 million and $6.8 million in a rabbi trust for the benefit of the participants in this plan. The deferred compensation liability is recorded at fair value under FAS 159 (included in ASC 825-10) within other liabilities with the corresponding investments held in the Rabbi Trust recorded at fair value under FAS 159 are included within other assets on the consolidated balance sheets.

White Mountains Re maintains certain incentive compensation plans that provide for granting of phantom performance shares and performance units to certain key employees of White Mountains Re and its subsidiaries. In general, grants are earned subject to the attainment of pre-specified performance goals, at the end of a three-year period or as otherwise determined by the Compensation Committee of White Mountains’ Board of Directors. Results that significantly exceed pre-specified targets can result in a performance share or unit payouts of up to 200% of value whereas results significantly below target result in no payout. Performance shares and units earned are typically paid in cash or by deferral into certain non-qualified compensation plans of White Mountains Re. For the years ended December 31, 2009, 2008, and 2007, White Mountains Re expensed $18.8 million, $8.4 million, and $12.3 million, respectively. Accruals maintained were $36.0 million and $28.2 million at December 31, 2009 and 2008, respectively, for open performance cycles for these plans.

NOTE 9.        Common Shareholders’ Equity

Return of Paid-in Capital

In September 2009, White Mountains Re substantially completed a reorganization of its reinsurance operations whereby the in-force business and infrastructure of WMRe Bermuda was transferred to WMRe Sirius, which established a branch office in Bermuda to maintain the group’s presence in the Bermuda market.  As a result of this reorganization, the Company returned paid-in capital of $350.0 million to White Mountains.

Dividends

During 2009, 2008, and 2007, the Company distributed dividends of approximately $183.1 million, $100.0 million, and $466.0 million, in cash, investments, and other assets, respectively, to its parent.

NOTE 10.      Statutory Capital and Surplus

White Mountains Re’s operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings.

Non-.U.S:

WMRe Sirius is subject to regulation and supervision by the Swedish Financial Supervisory Authorities (the “Swedish FSA”). As Sweden is a member of the European Union (the “EU”), this supervision covers all locations within the EU. Generally, the Swedish FSA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, methods of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. White Mountains Re believes that it is in compliance with all applicable laws and regulations pertaining to its business that would have a material effect on its financial position

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

in the event of non-compliance. WMRe Sirius’s regulatory capital at December 31, 2009 and 2008 was $1.76 billion and $1.34 billion, respectively.

WMRe Bermuda is subject to regulation and supervision by the Bermuda Monetary Authority (“BMA”). Generally, the BMA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, methods of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for protection of policyholders rather than shareholders. As of December 31, 2009 and 2008, WMRe Bermuda had statutory capital and surplus of $136.2 million and $589.6 million, which was in excess on the minimum requirements of the BMA.

Scandinavian Re is also subject to regulation and supervision by the BMA. As of December 31, 2009 and 2008, Scandinavian Re had statutory capital and surplus of $35.1 million and $62.0 million, which was in excess of the minimum requirements of the BMA.

U.S.:

In the United States of America, individual states regulate and oversee White Mountains Re’s U.S. insurance operating subsidiaries. In general, such regulation is for the protection of policyholders rather than shareholders. Over the last several years most states have implemented laws that establish standards for current, as well as continued, state accreditation. In addition, the National Association of Insurance Commissioners uses risk-based capital (“RBC”) standards for property and casualty insurers and reinsurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. At December 31, 2009, WMRe America exceeded its respective RBC requirements.

As part of its general regulatory oversight process, state Insurance Departments usually conduct financial condition examinations of domiciled insurers and reinsurers every three to five years, or at such other times as is deemed appropriate by the Insurance Commissioner. The New York Department of Insurance conducted a financial condition examination of WMRe America for the years 2001 through 2004. This examination was concluded in 2006 and the report was issued on July 27, 2009.

WMRe America’s policyholder’s surplus, as reported to various regulatory authorities as of December 31, 2009 and 2008 was $832.0 million and $708.8 million, respectively. WMRe America’s statutory net (loss) income for the years ended December 31, 2009, 2008, and 2007 was $46.9 million, $(123.8) million, and $62.9 million, respectively. The principal differences between WMRe America’s statutory amounts and the amounts reported in accordance with US GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. WMRe America’s statutory policyholders’ surplus at December 31, 2009 was in excess of the minimum requirements of relevant state insurance regulations.

Dividend Capacity

Under the insurance laws of the jurisdictions under which White Mountains Re’s reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the dividend capacity of White Mountains Re’s active reinsurance and insurance operating subsidiaries:

Subject to certain limitations under Swedish law, WMRe Sirius can voluntarily transfer all or a portion of its pre-tax income to its Swedish parent companies to minimize taxes (referred to as a group contribution). In early 2009, WMRe Sirius transferred approximately $62.2 million of its 2008 pre-tax income to its Swedish parent company as a group contribution. In early 2010, WMRe Sirius intends to transfer approximately $68.0 million (based on December 31, 2009 SEK to USD exchange rate) of its 2009 pre-tax income to its Swedish parent companies as a group contribution.

WMRe Sirius has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, WMRe Sirius has allocated the majority of its pre-tax income, after group contributions to its Swedish parent companies, to the Safety Reserve (see “Safety Reserve” below). As of December 31, 2009, WMRe Sirius had $260.1 million (based on December 31, 2009 SEK to USD exchange rate) of unrestricted statutory surplus, which is available for distribution in 2010. During 2009, WMRe Sirius paid $35.6 million of dividends to its

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

immediate parent.  During 2010, WMRe Sirius intends to pay $20.0 million (based on December 31, 2009 SEK to USD exchange rate) of dividends to its immediate parent.

WMRe America has the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount equal to the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon December 31, 2009 statutory surplus of $832.0 million, WMRe America would have the ability to pay approximately $83.2 million of dividends during 2010 without prior approval of regulatory authorities, subject to the availability of earned surplus. As of December 31, 2009, WMRe America had negative earned surplus. During 2009, WMRe America did not pay dividends to its immediate parent.

In September 2009, White Mountains Re substantially completed a reorganization of its reinsurance operations whereby the in-force business and infrastructure of WMRe Bermuda was transferred to WMRe Sirius, which established a branch office in Bermuda to maintain the group’s presence in the Bermuda market. WMRe Bermuda will be run off as a subsidiary of WMRe Sirius. As part of the reorganization, the Company distributed $350.0 million to its immediate parent and contributed $200.0 million to WMRe Sirius as additional unrestricted statutory surplus. Prior to the reorganization, during the first six months of 2009, WMRe Bermuda distributed $50.0 million to its immediate parent.

During 2009, in addition to the $350.0 million distribution from the WMRe Bermuda reorganization, the Company paid $183.2 million of additional distributions to its immediate parent. The total of $533.1 million of distributions made by the Company was comprised of $480.0 million of cash and $53.1 million of other assets.

During 2009, WMRUS paid $6.0 million of dividends to its immediate parent.

As of December 31, 2009, White Mountains Re and its intermediate holding companies had approximately $98.9 million of net unrestricted cash and fixed maturity investments outside of WMRe America, WMRe Sirius, WMRe Bermuda and WMRUS.

Safety Reserve

In accordance with provisions of Swedish law, WMRe Sirius is permitted to transfer pre-tax amounts, subject to certain limitations, into an untaxed reserve referred to as a safety reserve, which equaled $1.4 billion at December 31, 2009. Under GAAP, an amount equal to the safety reserve, net of the related deferred tax liability established at the Swedish tax rate of 26.3%, is classified as shareholder’s equity. Generally, this deferred tax liability is only required to be paid by WMRe Sirius if it fails to maintain predetermined levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on WMRe Sirius’ safety reserve ($356.0 million at December 31, 2009) is included in solvency capital. Access to the safety reserve is restricted to coverage of insurance losses. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the $1.4 billion balance of the safety reserve, without any provision for deferred taxes, in WMRe Sirius’ regulatory capital when assessing WMRe Sirius’ financial strength.

NOTE 11.  Investments in Unconsolidated Affiliates

White Mountains Re’s investments in unconsolidated affiliates represent operating investments in other companies in which White Mountains Re has a significant voting and economic interest but does not control the entity.

OneBeacon

In 2008, White Mountains Re purchased 5,524,862 shares of its affiliate OneBeacon for $100.0 million of cash from White Mountains. The difference of $6.9 million between the purchase price of $100.0 million and the cost basis of OneBeacon on White Mountains books was recorded by White Mountains Re as a reduction of paid-in capital.  White Mountains Re accounts for its investment in OneBeacon under the equity method. For the years

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

ended December 31, 2009 and 2008, White Mountains Re recorded a $19.4 million and $(22.2) million gain (loss) in equity in earnings from its investment in OneBeacon, a dividend received of $3.5 million and $2.3 million and an unrealized loss in OneBeacon’s pension liability of $0.3 million and $1.0 million and other unrealized gain (loss) of $1.1 million and $(0.5) million. White Mountains Re’s investment in OneBeacon at December 31, 2009 and 2008 was $83.0 million and $67.1 million.  At December 31, 2009 and 2008, the market value of the OneBeacon shares White Mountains Re held was $76.1 million and $57.7 million.

Symetra

In the second quarter of 2008, White Mountains Re purchased the Symetra warrants from White Mountains, with the right to acquire 9.5 million common shares of Symetra at fair value for $73.0 million in cash. White Mountains Re accounts for its Symetra warrants under FAS 133 (included in ASC 815), recording the warrants at fair value with changes in fair value recognized through the income statement as an investment gain or loss. Symetra’s warrants are not publicly traded. Accordingly, the fair value measurement of the warrants is based on unobservable inputs and is classified as a Level 3 measurement.

For the year ended December 31, 2009 and 2008, the value of White Mountains Re’s investment in Symetra warrants was $38.5 million and $27.3 million.

On January 22, 2010, Symetra completed an initial public offering and their shares now trade on the New York Stock Exchange under the symbol “SYA.” White Mountains Re did not sell any warrants as part of the offering.

Delos

On August 3, 2006, White Mountains Re sold its wholly-owned subsidiary, Sirius America, to an investor group led by Lightyear Capital for $138.8 million in cash. As part of the transaction, White Mountains acquired an equity interest of approximately 18% in the acquiring entity, Delos. In the second quarter of 2008, White Mountains Re purchased the Delos equity interest from White Mountains for $33.9 million in cash.  The purchase price equaled White Mountains equity method carrying value at the time of purchase and also approximated fair value.  White Mountains Re accounts for its investment in Delos under the equity method. For the years ended December 31, 2009 and 2008, White Mountains Re recorded $0.6 million and $1.3 million of pre-tax equity in earnings and $0.9 million and $(0.9) million of pre-tax unrealized (losses) gains from its investment in Delos. White Mountains Re’s investment in Delos at December 31, 2009 and 2008 totaled $35.4 million and $34.0 million.

NOTE 12.  Variable Interest Entities

Pentelia

Pentelia is a corporation that invests in insurance-related investment assets. White Mountains Re has determined that Pentelia is a VIE. However, White Mountains Re is not the primary beneficiary. In 2008, White Mountains Re purchased at fair value from White Mountains $52.9 million in common equity of Pentelia. At December 31, 2008, White Mountains Re redeemed $10.0 million, or 21.9%, of its investment in Pentelia. Changes in the fair value of White Mountains Re’s investment in Pentelia are recognized through income as an investment loss. White Mountains Re’s investment in Pentelia as of December 31, 2009 and 2008 was $23.1 million and $35.4 million.

Prospector Offshore Fund (Bermuda), Ltd.

White Mountains Re has determined that the Prospector Offshore Fund, Ltd. (“the Prospector Fund”) is a VIE for which White Mountains Re is the primary beneficiary and is required to consolidate the Prospector Fund. The Prospector Fund’s assets are managed by Prospector Partners, LLC (“Prospector”), a related party (See Note 14). At December 31, 2009 and 2008, White Mountains Re consolidated total assets of $124.4 million and $128.1 million and total liabilities of $24.6 million and $40.6 million of the Prospector Fund. In addition, at December 31, 2009 and 2008, White Mountains Re recorded noncontrolling interest of $39.6 million and $35.1 million in the Prospector Fund. For the years ended December 31, 2009, 2008, and 2007, White Mountains Re recorded $(5.0) million, $8.1 million and $(7.1) million of noncontrolling interest income (expense) related to the Fund. At December 31, 2009, the net amount of capital at risk is equal to White Mountains Re’s investment in the Fund of $60.3 million, which represents White Mountains Re’s ownership interest of 60.4% in the Prospector Fund.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Tuckerman Fund I

In the second quarter of 2008, White Mountains Re purchased an interest in Tuckerman Capital I, LP fund (Tuckerman Fund I) from White Mountains at fair value for $4.8 million. White Mountains has determined that Tuckerman Fund I is a VIE for which White Mountains is the primary beneficiary and is required to consolidate Tuckerman Fund I. White Mountains Re’s investment in Tuckerman Fund I is accounted for under the equity method, as consolidation occurs at White Mountains.

Tuckerman Fund II

In the second quarter of 2008, White Mountains Re purchased an interest in Tuckerman Fund II from White Mountains at fair value for $17.7 million.  White Mountains Re has determined that Tuckerman Fund II is a VIE for which White Mountains Re is the primary beneficiary and is required to consolidate Tuckerman Fund II. At December 31, 2009 and 2008, White Mountains Re consolidated total assets of $56.0 million and $62.3 million and total liabilities of $16.4 million and $19.4 million. In addition, at December 31, 2009 and 2008, White Mountains Re recorded a noncontrolling interest of $22.8 million and $25.5 million representing the noncontrolling interest in Tuckerman Fund II. For the years ended December 31, 2009 and 2008, White Mountains Re recorded $0 million and $2.4 million of noncontrolling interest expense related to Tuckerman Fund II. At December 31, 2009, the net amount of capital at risk is equal to White Mountains Re’s investment in Tuckerman Fund II of $16.9 million, which represents White Mountains Re’s ownership interest of 46.6% in Tuckerman Fund II.

NOTE 13. Fair Value of Financial Instruments

The Company carries its financial instruments on its balance sheet at fair value with the exception of the WMRe Senior Notes, and WMRe Preference Shares that are recorded as shareholders’ equity. For certain financial instruments where quoted market prices are not available, the fair values of these financial instruments were estimated by discounting future cash flows using current market rates for similar obligations or using quoted market prices. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange.

The following table summarizes the fair value and carrying value of financial instruments as of December 31, 2009 and 2008:

	December 31, 2009		December 31, 2008
	Fair	Carrying	Fair	Carrying
Millions	Value	Value	Value	Value
WMRe Senior Notes	$377.7	$399.1	$254.0	$399.0
WMRe Preference Shares	212.5	250.0	117.5	250.0

NOTE 14.     Transactions with Related Persons

Esurance

At January 1, 2007, WMRe Sirius and WMRe America participated equally in an 85% quota share reinsurance arrangement with Esurance. Under this agreement, Esurance ceded 85% of its business classified as “private passenger automobile” to WMRe Sirius and WMRe America, for which both companies incur a commission equal to 30% of the net written premium ceded for 2007. For 2008, the agreement was renewed, with a reduction of the commission percentage to 18%. In addition, agreements entitle Esurance to receive a profit commission in the event that the loss and LAE ratio for the business ceded is less than 64.5%. In 2009, the agreement was renewed under the same terms and conditions as 2008.  As of December 31, 2009 and 2008, there was profit commission of $11.9 million and $3.4 million due to Esurance. During 2009 and 2008, White Mountains Re assumed $638.7 million and $676.1 million of premiums written of which $641.8 million and $681.6 million was earned, incurred losses of $484.3 million and $525.7 million and commissions of $127.4 million and $126.1 million.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

As of December 31, 2009 and 2008, White Mountains Re has the following amounts recorded on their balance sheet in regards to this agreement:

	December 31,
Millions	2009	2008
Deferred policy acquisition costs:	$28.7	$29.2
Funds held by ceding companies:	$130.6	$133.0
Loss and LAE reserves:	$333.4	$299.3
Unearned premiums:	$159.3	$162.3

White Mountains Advisors

White Mountains Advisors (“WMA”), a wholly-owned subsidiary of White Mountains, provides investment advisory and management services to White Mountains Re and its subsidiaries under an Investment Advisory Services Agreement. White Mountains Re incurred $8.2 million, $3.8 million, and $9.2 million of investment fees during 2009, 2008, and 2007, respectively. As of December 31, 2009 and 2008, White Mountains Re owed $2.0 million and $1.9 million, respectively, to WMA under this agreement.

Prospector

Mr. John Gillespie, a director of White Mountains, is the founder and Managing Member of Prospector. Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains.

At December 31, 2009 and 2008, White Mountains Re had $45.2 million and $88.2 million (White Mountains had $143.7 million and $127.1 million inclusive of White Mountains Re’s limited partnerships) invested in limited partnership investments managed by Prospector.

Other relationships and transactions

Mr. Howard Clark, a director of White Mountains, has been Vice Chairman at Barclays Capital. Barclays has, from time to time, provided various services to White Mountains Re including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

Mr. George Gillespie serves as Special Counsel to Cravath, Swaine & Moore LLP (“CS&M”). CS&M has been retained by the Company from time to time to perform legal services. During 2007, among other services rendered, CS&M acted as the Company’s counsel for its Senior Notes and Preference Shares offerings.

Mr. John Gillespie indirectly through general and limited partnership interests holds a 33% interest in Dowling & Partners Connecticut Fund III, LP (“Fund III”). White Mountains Specialty Underwriting, Inc. (“WMSUI”) had previously borrowed $7 million from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the “CIR Act”). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loan was a qualifying investment which generated tax credits to be shared equally between Fund III, on the one hand, and

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

WMSUI, on the other. The loan was repaid in full during 2006. As a result of his interest in Fund III, during 2009 Mr. Gillespie generated approximately $0.2 million from such tax credits.

NOTE 15.     Commitments and Contingencies

White Mountains Re leases its principal office space under non-cancelable leases expiring at various dates through December 2010. The future annual minimum rental payments required under non-cancelable leases for office space are as follows:

Millions	Future Payments
2010	$8.6
2011	7.8
2012	5.5
2013	3.6
2014 and after	8.3
Total	$33.8

Total rental expense for the year ended December 31, 2009, 2008, and 2007 was $12.3 million, $11.1 million, and $10.8 million, respectively. White Mountains Re also has various other lease obligations, which are not material in the aggregate.

WMRe Sirius is a shareholder in LUC Holdings (“LUC”), a real estate company that leases and sub-leases rental properties in London. Shareholders of LUC are joint and several guarantors of the obligations of LUC. Estimated future funding of LUC by WMRe Sirius are as follows:

December 31,
Millions	2009
Due in one year or less	$0.6
Due in two to three years	1.3
Due in four to five years	1.3
Due after five years	2.3
Total	$5.5

Legal Contingencies

White Mountains Re and the reinsurance industry in general, are subject to litigation and arbitration in the normal course of its business. White Mountains Re is not a party to any material litigation or arbitration other than as routinely encountered in claims activity, none of which is expected to have a material impact on its financial condition and/or cash flows.

Scandinavian Re

On August 19, 2009, the arbitration panel hearing the arbitration proceeding between Scandinavian Re and St. Paul Fire & Marine Insurance Company, et. al. (“St. Paul”) issued a final decision.  This arbitration related to a dispute over a multi-year Retrocessional Casualty Aggregate Stop Loss Agreement (“Agreement”) concerning certain classes of casualty reinsurance written by St. Paul during the 1999-2001 underwriting years. Scandinavian Re had argued that the Agreement should be reformed or rescinded. The final decision stated, among other things, that the Agreement is valid and enforceable and shall be applied based on the written terms of the Agreement.  The decision did not have a material effect on White Mountains Re’s financial position.

On November 16, 2009, Scandinavian Re filed a motion to vacate the arbitration award in federal court in the Southern District of New York. On February 23, 2010, the court issued an order granting Scandinavian Re’s motion to vacate the arbitration award. The matter has been remanded for arbitration in front of a new panel of arbitrators. The judge vacated all rulings made by the first panel and required St. Paul to return to Scandinavian Re any monies

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

paid over to it since September 26, 2007 so as to put the parties back in the same position that they were as of the day that St. Paul demanded arbitration. On March 15, 2010, St. Paul filed a notice of appeal with the 2nd Circuit Court of Appeals and posted a supersedeas bond, which stays enforcement of the district court’s order.

NOTE 16.     Subsequent Events

On March 24, 2010, White Mountains Re announced that its total net losses resulting from the Chilean earthquake will be in a range of $55 - $145 million pre-tax, or $40 - $105 million after tax. This range estimate, which is subject to foreign currency fluctuations, is based on industry insured loss estimates for the Chile quake of $6 billion to $12 billion and is net of all retrocessions and reinstatement premiums. White Mountains Re’s estimated loss from European windstorm Xynthia is $10 million pre-tax or $7 million after tax.

Most of White Mountains Re’s estimated loss range from the earthquake in Chile has been approximated using third party catastrophe models, applying overall estimates of industry insured losses to White Mountains Re’s exposure information. Catastrophe exposure modeling is inherently uncertain and is dependent upon several broad assumptions including, in the case of earthquakes, demand surge (the localized increase in prices of goods and services that often follow a catastrophe) and zone density (the percentage of insured perils that would be affected in a region by a catastrophe). Historically, there often has been significant variability between modeled insured loss estimates for earthquakes and actual losses sustained by the reinsurance industry. Also, the property-specific estimation and settlement process for earthquake insured losses can be prolonged. Therefore, there can be no assurance that White Mountains Re’s actual sustained losses from the Chilean earthquake will fall within the range expressed above.

On January 21, 2010, White Mountains Re entered into a definitive agreement to acquire Central National Insurance Company of Omaha (“Central National”) from Drum Financial Corporation for $5 million in cash. Central National ceased writing business in 1989 and has operated under the control of the Nebraska Department of Insurance since 1990. The transaction was completed on February 26, 2010.